Execution Version

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
among
ASPEN INSURANCE HOLDINGS LIMITED,

The Subsidiary Borrowers
from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,
THE BANK OF NEW YORK MELLON,
as Collateral Agent,

CITIBANK, N.A.,
as Syndication Agent,

DEUTSCHE BANK SECURITIES INC.,
THE BANK OF NEW YORK MELLON and
LLOYDS SECURITIES INC.,
As Co-Documentation Agents,
and
BARCLAYS BANK PLC,
as Administrative Agent

Dated as of March 27, 2017

BARCLAYS BANK PLC and CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents
Page

SECTION 1	DEFINITIONS	2

1.1	Defined Terms	2
1.2	Other Definitional Provisions	21
1.3	Exchange Rates	21
1.4	Changes in GAAP	22

SECTION 2	AMOUNT AND TERMS OF COMMITMENTS	22

2.1	Revolving Commitments	22
2.2	Procedure for Borrowing	23
2.3	Fees	24
2.4	Termination or Reduction of Commitments	24
2.5	Optional and Mandatory Prepayments	24
2.6	Conversion and Continuation Options	25
2.7	Limitations on Eurodollar Tranches	25
2.8	Interest Rates and Payment Dates	26
2.9	Computation of Interest and Fees	26
2.10	Inability to Determine Interest Rate	26
2.11	Pro Rata Treatment and Payments	27
2.12	Requirements of Law; Eurocurrency Liabilities	28
2.13	Taxes	29
2.14	Indemnity	32
2.15	Change of Lending Office	32
2.16	Replacement of Lenders	32
2.17	Defaulting Lenders	33

i

SECTION 3	LETTERS OF CREDIT	35

3.1	L/C Commitment	35
3.2	Procedure for Issuance of Letter of Credit	35
3.3	Fees and Other Charges	36
3.4	L/C Participations	36
3.5	Reimbursement Obligation of the Borrowers	37
3.6	Obligations Absolute	38
3.7	Letter of Credit Payments	38
3.8	Several Letters of Credit	38
3.9	Applications	41
3.10	Additional Issuing Lenders	41
3.11	Reporting	41
3.12	Non-NAIC Approved Banks	41

SECTION 4	REPRESENTATIONS AND WARRANTIES	41

4.1	Financial Conditions	41
4.2	No Change	42
4.3	Existence; Compliance with Law	42
4.4	Power; Authorization; Enforceable Obligations	42
4.5	No Legal Bar	43
4.6	Litigation	43
4.7	No Default	43
4.8	Ownership of Property; Liens	43
4.9	Taxes	43
4.10	Federal Regulations	44
4.11	ERISA	44
4.12	Investment Company Act	44
4.13	Subsidiaries	44
4.14	Use of Proceeds	44
4.15	Environmental Matters	44
4.16	Accuracy of Information, etc	45
4.17	PATRIOT Act; OFAC	45

SECTION 5	CONDITIONS PRECEDENT	46

5.1	Conditions to Initial Extensions of Credit	46
5.2	Conditions to Each Extension of Credit	47
5.3	Conditions for Additional Subsidiary Borrowers	48

SECTION 6	AFFIRMATIVE COVENANTS	48

6.1	Financial Statements	49
6.2	Certificates; Other Information	49
6.3	Payment of Obligations	50
6.4	Maintenance of Existence; Compliance	50
6.5	Maintenance of Property; Insurance	50
6.6	Inspection of Property; Books and Records; Discussions	51
6.7	Notices	51
6.8	Environmental Laws	51

SECTION 7	NEGATIVE COVENANTS	51

7.1	Financial Condition Covenants	51
7.2	Indebtedness	52
7.3	Disposition of Property	53
7.4	Restricted Payments	54
7.5	Investments	54
7.6	Liens	55
7.7	Clauses Restricting Subsidiary Distributions	56
7.8	Business	57
7.9	Rating	57
7.10	Consolidations, Amalgamations, Mergers and Liquidations	57
7.11	Transactions with Affiliates	57

SECTION 8	EVENTS OF DEFAULT	57

SECTION 9	THE AGENTS	60

9.1	Appointment	60
9.2	Delegation of Duties	60
9.3	Exculpatory Provisions	61
9.4	Reliance	61
9.5	Notice of Default	62
9.6	Non-Reliance on Agents and Other Lenders	62
9.7	Indemnification	62
9.8	Agent in Its Individual Capacity	63
9.9	Successor Administrative Agent and Collateral Agent	63
9.10	Security Document Matters	64
9.11	Other Agents	65

SECTION 10	GUARANTEE	65

10.1	Guarantee	65
10.2	No Subrogation	65
10.3	Amendments, etc. with respect to the Obligations	66
10.4	Guarantee Absolute and Unconditional	66
10.5	Reinstatement	67
10.6	Payments	67
10.7	Independent Obligations	67

SECTION 11	MISCELLANEOUS	67

11.1	Amendments and Waivers	67
11.2	Notices	68
11.3	No Waiver; Cumulative Remedies	69
11.4	Survival of Representations and Warranties	69
11.5	Payment of Expenses and Taxes	69
11.6	Successors and Assigns; Participations and Assignments	70
11.7	Adjustments	73
11.8	Set-off	74
11.9	Counterparts	74
11.10	Severability	74
11.11	Integration	74
11.12	GOVERNING LAW	74
11.13	Submission To Jurisdiction; Waivers	74
11.14	Process Agent	75
11.15	Currency of Payment	75
11.16	Releases of Liens	76
11.17	Confidentiality	76
11.18	Several Obligations of Borrowers; Company as Agent of Borrowers	77
11.19	[Reserved]	77
11.20	WAIVERS OF JURY TRIAL	77
11.21	No Advisory or Fiduciary Duty	77
11.22	USA Patriot Act	78
11.23	Effect of Restatement	78

SECTION 12	THE BORROWER REPRESENTATIVE	79

12.1	Appointment; Nature of Relationship	79
12.2	Powers	79
12.3	Employment of Agents	79
12.4	Notices	79
12.5	Successor Borrower Representative	79
12.6	Execution of Loan Documents; Borrowing Base Certificate	79

ANNEX:
A    Pricing Grid
SCHEDULES:
1.1        Commitments
4.13        Subsidiaries
7.2(b)(iv)    Existing Indebtedness
7.5        Investments
7.6        Existing Liens

EXHIBITS:
A        Form of Compliance Certificate
B-1        Form of Closing Certificate of the Company
B-2        Form of Closing Certificate of each Subsidiary Borrower
C        Form of Assignment and Assumption
D-1        Form of Legal Opinion of Mayer Brown LLP
D-2        Form of Legal Opinion of Appleby (Bermuda) Limited
E-1        Form of Exemption Certificate (Non-Partnerships)
E-2        Form of Exemption Certificate (Partnerships)
F        Form of Company Note
G        Form of Subsidiary Borrower Note
H        Form of Notice of Conversion/Continuation
I        Form of Subsidiary Borrower Agreement
J        Form of Commitment Increase Supplement
K        Form of New Lender Supplement
L        Form of Several Letter of Credit
M        Form of Borrowing Request
N        Form of Prepayment Notice

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of March 27, 2017, among ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined below; together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”), DEUTSCHE BANK SECURITIES INC., THE BANK OF NEW YORK MELLON and LLOYDS SECURITIES INC., as co-documentation agents (in such capacities, each a “Co-Documentation Agent”), THE BANK OF NEW YORK MELLON, as collateral agent, and BARCLAYS BANK PLC, as administrative agent.

The parties hereto hereby agree as follows:
SECTION 1  DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the one-month Eurodollar Rate plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the applicable rate. If for any reason any rate described in clause (a), (b) or (c) above is not available, then the ABR shall be determined based upon one of the other rates set forth above.
“ABR Loans”: Loans that bear interest based upon the ABR.
“Account”: as defined in the Security Agreement.
“Administrative Agent”: Barclays Bank PLC, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Advance Rate”: for any category of cash or obligation or investment specified below in the column entitled “Cash and Eligible Securities” (other than cash, the “Eligible Securities”), the percentage set forth opposite such category of cash or Eligible Securities below in the column entitled “Advance Rate” and, in each case, subject to the original term to maturity criteria set forth therein:
Cash and Eligible Securities    Advance Rate
Cash Denominated in Dollars        100%
Investments in Permitted Funds (as defined below)        95%
U.S. Government Bills, Notes and U.S. Government Guaranteed or Sponsored Agency Securities (including FNMA and FHLMC)
Maturity < 2 years    95%
Maturity < 10 years, but > 2 years    90%

Maturity > 10 years    85%
Non-U.S. Government and Supranational Organization Obligations (Rating AA- or better or Aa3 or better)
Maturity < 5 years    90%
Maturity < 10 years, but > 5 years    85%
Maturity > 10 years    80%
U.S. Corporate Bonds (Rating A1 or better or A+ or better, Non-convertible)
Maturity ≤ 5 years    90%
Maturity ≤ 10 years, but > 5 years    85%
Maturity > 10 years    80%
U.S. Corporate Bonds (Rating A3 or better or A- or better but lower than A1 or A+, Non-convertible)
Maturity < 10 years    80%

All other securities                                      0%
Notwithstanding the foregoing, (a) the advance rate on securities issued by the Federal Home Loan Mortgage Corporation (“FHLMC” also known as “Freddie Mac”) and the Federal National Mortgage Association (“FNMA” also known as “Fannie Mae”) shall be decreased by an additional 7.5% to the extent that either FHLMC or FNMA shall no longer be under the conservatorship of the Federal Housing Finance Agency and (b) the value of the amount included in the Borrowing Base for the marketable securities set forth above shall be decreased by an additional 10.0% to the extent that such marketable securities are held in a currency other than the currency of the applicable Secured Letter of Credit.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agents”: the collective reference to the Syndication Agent, the Administrative Agent, the Co-Documentation Agents and the Collateral Agent.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time; provided that when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation of Aggregate Exposure Percentage.
“Agreement”: as defined in the preamble hereto.
“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corruption Practices Act of 1977 and the rules and regulations thereunder.

“Applicable Issuing Party”: (a) in the case of Fronted Letters of Credit, the Issuing Lender and (b) in the case of Several Letters of Credit, the L/C Administrator.
“Applicable Margin”: the rate per annum set forth under the relevant column heading in Annex A.
“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“Approved Fund”: as defined in Section 11.6(b).
“Assignee”: as defined in Section 11.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.
“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.
“Bail-In Action”: the exercise of any Write-down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of the Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Benefitted Lender”: as defined in Section 11.7.
“Bermuda Companies Law”: The Bermuda Companies Act of 1981, as amended.
“Bermuda Insurance Law”: The Bermuda Insurance Act of 1978, as amended.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower Representative”: the Company, in its capacity as contractual representative of the Borrowers pursuant to Section 12.
“Borrowers”: as defined in the preamble hereto.
“Borrowing Base”: at any time, and in respect of each Borrower, the aggregate amount of cash and Eligible Securities held in the Accounts applicable to such Borrower under the applicable Collateral Account Control Agreement at such time multiplied in each case by the respective Advance Rates for cash and such Eligible Securities; provided that no Eligible Securities or cash shall be included in the calculation of a Borrowing Base unless (i) the Collateral Agent has a first priority perfected Lien on and security interest in such collateral pursuant to the Loan Documents and (ii) there shall exist no other Liens on such Eligible Securities and cash; provided, further that (1) no Eligible Security shall be included in the calculation of a Borrowing Base unless (A) either transactions with respect to such Eligible Security are settled through the

Depositary Trust & Clearing Corporation or such Eligible Security is listed on a generally recognized national securities exchange or is freely traded at readily established prices in over-the-counter transactions and (B) price quotations for such Eligible Security are available to the Custodian in the ordinary course of business, (2) other than cash, U.S. Government Bills, Notes, U.S. Government Guaranteed or Sponsored Agency Securities and investments in Permitted Funds, no single issue or issuer shall comprise more than 10% of a Borrowing Base for any Borrower, (3) U.S. Corporate Bonds shall be restricted to bonds with issue size of $250,000,000 or higher, (4) Non-U.S. Government and Supranational Organization Obligations shall be excluded from the calculation of a Borrowing Base unless such marketable securities are from the OECD country member states of United Kingdom, France, Germany or Japan, (5) no more than $100,000,000 of investments in Permitted Funds shall be included in the calculation of the Borrowing Bases for all Borrowers as of any date, (6) all maturities are calculated from the relevant date of determination of a Borrowing Base and (7) the total value included in the Borrowing Base of U.S. Corporate Bonds (Rating A3 or better or A- or better, Non-convertible) with a maturity of 10 years or shorter shall not exceed 25% of the total Borrowing Base; provided, further, that (i) the Borrowing Base in respect of any Borrower at any time shall be the amount thereof as set forth in the Borrowing Base Report (as defined in the applicable Collateral Account Control Agreement) then most recently delivered by the Collateral Agent to the Administrative Agent pursuant to Section 2 of Article III of the applicable Collateral Account Control Agreement and (ii) for the avoidance of doubt, each Borrower will take all such actions as shall be necessary to cause such Borrower to be in compliance with Article III of the applicable Collateral Account Control Agreement.
“Borrowing Date”: any Business Day specified by the Borrower Representative as a date on which the Borrower Representative requests the relevant Lenders to make Loans hereunder.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London or, for purposes of Section 2.5(b) only, Bermuda, are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock (including Hybrid Capital) of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States federal government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least ‘A-1’ by S&P or ‘P-1’ by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States federal government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least ‘A’ by S&P or ‘A’ by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated ‘AAA’ by S&P and ‘Aaa’ by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Change of Control”: any of the following: (i)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) other than the Company or any Subsidiary), shall become, or obtain rights (whether by means of warrants, options or otherwise (other than any such warrants, options or other rights which are not exercisable prior to the Termination Date)) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of shares of Capital Stock representing more than 50% of the total voting power of any Borrower; or (ii) the occupation of a majority of the seats (other than vacant seats) of the board of directors of the Company by Persons who are neither (x) the directors of the Company on the Closing Date nor (y) nominated by the board of directors of the Company nor (z) appointed by directors so nominated.
“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is March 27, 2017.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents”: as defined in the preamble hereto.
“Collateral”: as defined in the Security Agreement.
“Collateral Account Control Agreement”: each Collateral Account Control Agreement, among a Borrower, The Bank of New York Mellon, as securities intermediary, and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent.
“Collateral Agent”: as defined in the Security Agreement.
“Commitment”: as to any Lender, the obligation of such Lender to make Loans and issue or participate in Letters of Credit during the Commitment Period in an aggregate principal and/or face amount not to exceed, at any one time outstanding, the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments is $200,000,000.
“Commitment Fee”: as defined in Section 2.3(a).

“Commitment Fee Rate”: the rate per annum set forth under the relevant column heading in Annex A.
“Commitment Increase Supplement”: a supplement to this Agreement substantially in the form of Exhibit J.
“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding; provided, that in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Commitment Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.
“Commitment Period”: the period from and including the Closing Date to but excluding the Termination Date.
“Commitment Share”: as defined in Section 3.8(a).
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company or any Subsidiary within the meaning of Section 4001 of ERISA or is part of a group that includes the Company or any Subsidiary and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 4971 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Company”: as defined in the preamble hereto.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Company substantially in the form of Exhibit A.
“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 2017 and furnished to certain Lenders.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Leverage Ratio”: as of the last day of any fiscal quarter (expressed as a percentage), Consolidated Total Debt, divided by the sum of (i) Consolidated Total Debt and (ii) Consolidated Tangible Net Worth.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated Tangible Net Worth”: of the Company at any date, the consolidated stockholders’ equity (including Hybrid Capital) of the Company and its Subsidiaries less their consolidated intangible assets, all determined on a consolidated basis as of such date in accordance with GAAP.
“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Total Debt the then aggregate undrawn face amount of all then outstanding letters of credit issued on behalf of the Company and/or any of its Subsidiaries (but the aggregate amount of drawings under such letters of credit that have not then been reimbursed shall not be so excluded). For the avoidance of doubt, Consolidated Total Debt shall not include Hybrid Capital.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Currency of Payment”: as defined in Section 11.15.
“Custodian”: as defined in the Security Agreement.
“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans, Several Letters of Credit or participations in Fronted Letters of Credit within three Business Days of the date required to be funded by it hereunder (unless, in the case of any Loan, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), (b) notified the Borrower, the Administrative Agent, any Issuing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, Several Letters of Credit and participations in then outstanding Fronted Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a reasonable good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or (iii) has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (f) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Amount”: at any time (a) as to any amount in Dollars, such amount and (b) as to any amount in Pounds Sterling, the then Dollar Equivalent thereof.
“Dollar Equivalent”: with respect to any amount of Pounds Sterling on any date, the equivalent amount in Dollars of such amount of Pounds Sterling as determined by the Administrative Agent in accordance with Section 1.3 using the applicable Exchange Rate.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary organized under the laws of any jurisdiction within the United States.
“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the United Kingdom, European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Securities”: as provided in the definition of the term Advance Rate.
“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability relating to (a) pollution or protection of the environment, (b) exposure of any Person to hazardous emissions or releases of Hazardous Materials, (c) protection of the public health or welfare from the effects of products; by-products, emissions or releases of Hazardous Materials and (d) regulation of the manufacture, use or introduction into commerce of Hazardous Materials.
“ERISA”: the Employee Retirement Income Security Act of 1974.
“Eurodollar Loans”: Loans that bear interest based upon the Eurodollar Rate.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Rate”: for any Interest Period as to any Eurodollar Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided, that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurodollar Rate shall be deemed to be zero.
“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Rate”: on any day, with respect to Pounds Sterling, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York time, on such date on the Reuters World Currency Page for Pounds Sterling. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Pounds Sterling are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
“Excluded Taxes”: means, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient (each of the foregoing, a “Recipient”) of any payment to be made by or on account of any obligation of any Borrower hereunder (or under any other Loan Documents), (a) franchise Taxes or Taxes imposed on (or measured by) the net income of such Recipient (i) by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) any branch profits Taxes (i) imposed on such Recipient by the United States of America or any other jurisdiction in which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes; (c) any U.S. federal withholding Tax (with respect to payments made by any U.S. Borrower) or United Kingdom withholding tax (with respect to payments made by any Borrower organized in the United Kingdom) that is in effect and would apply to amounts payable to (i) a Lender (other than a Lender on the Closing Date) at the time such Lender becomes a party to this Agreement or (ii) any Lender at the time such Lender designates a new lending office, except to the extent, in (i) or (ii), as applicable, such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to withholding tax pursuant to Section 2.13(a) subject to the Borrower’s rights under Section 2.15 and Section 2.16); (d) Taxes attributable to such Recipient’s failure to comply with Section 2.13(e); and (e) any U.S. federal withholding Tax imposed under FATCA.
“Existing Credit Agreement”: the Amended and Restated Credit Agreement, dated as of June 12, 2013, among the Company, the Subsidiary Borrowers (as defined therein) party thereto, the several banks and other financial institutions or entities from time to time parties thereto, The Bank of New York Mellon, as collateral agent, Barclays Bank PLC, as administrative agent, and the other agents party thereto.
“Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the L/C Obligations then outstanding.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Payment Date”: (a) the last Business Day of each March, June, September and December after the Closing Date and (b) the last day of the Commitment Period.
“Foreign Borrower”: the Company and any Subsidiary Borrower that is not a Domestic Subsidiary.
“Fronted L/C Commitment”: as to any Issuing Lender, the obligation of such Issuing Lender to issue Fronted Letters of Credit during the Commitment Period in an aggregate face amount not to exceed an amount to be separately agreed between such Issuing Lender and the Company.
“Fronted Letter of Credit”: a Letter of Credit issued by an Issuing Lender in which the Lenders purchase risk participations pursuant to Section 3.4(a).
“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower Representative and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time and set forth in any rule, regulation, opinion or pronouncement of the Accounting Principles Board and the American Institute of Certified Public Accountants and any rule, regulation, opinion or pronouncement of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body such as the European Union or the European Central

Bank), any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners, the U.K. Financial Services Authority and the Bermuda Monetary Authority).
“Group Members”: the collective reference to the Company and its Subsidiaries.
“Guarantee Obligation”: as to any Person (the “guarantor”), means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guarantor that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guarantor, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Indebtedness or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor so as to enable the primary obligor to pay Indebtedness or other obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (iv) otherwise to assure or hold harmless the owner of any such Indebtedness against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (a) endorsements of instruments for deposit or collection in the ordinary course of business or (b) obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement, Retrocession Agreement or Other Insurance Product that is entered into in the ordinary course of business. The amount of any Guarantee Obligation of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made as such amount may be reduced from time to time and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, as such amount may be reduced from time to time unless such Indebtedness and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Materials”: any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radioactive substances, and infectious or medical wastes.
“Hybrid Capital”: at any time, all subordinated securities, instruments or other obligations issued by the Company to the extent that such securities, instruments or other obligations (i) are accorded equity treatment by S&P at issuance and (ii) mature no earlier than the date which is six months after the Termination Date.
“ILS Entity”” means Silverton Re Ltd. and any other entity formed or sponsored by a Group Member in connection with the establishment and/or management of insurance-linked securities.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements or other similar debt instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) net obligations of such Person under any Swap Contract, (i) any other instruments or obligations of such Person to the extent that such instruments or obligations are then classified as indebtedness by S&P, (j) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above, (k) all obligations of the kind referred to in clauses (a) through (j) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (l) Indebtedness of any partnership in which such Person is a general partner to the extent that applicable law requires that such Person is liable for such Indebtedness unless the terms of such Indebtedness expressly provide that such Person is not so liable. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value as of such date. For the avoidance of doubt, Indebtedness shall not include the obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement, Retrocession Agreement or Other Insurance Product which is entered into in the ordinary course of business.
“Information”: as defined in Section 11.17.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Insurance Subsidiary”: a Subsidiary of the Company engaged in the insurance and/or reinsurance underwriting business.
“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    the Borrower Representative may not select an Interest Period that would extend beyond the Termination Date; and
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interpolated Rate”: in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:
(i)    the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and
(ii)    the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.
“Issuing Lender”: any Lender (or any Affiliate thereof) that becomes an Issuing Lender pursuant to Section 3.10, with respect to Letters of Credit issued by it.
“L/C Administrator”: Barclays Bank PLC, as letter of credit administrator for the Lenders, together with any replacement L/C Administrator arising under Section 9.9(c).
“L/C Issuer”: (a) with respect to a Fronted Letter of Credit, the Issuing Lender and (b) with respect to a Several Letter of Credit, each Lender.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the then aggregate Secured L/C Obligations of all Borrowers and (b) the then aggregate Unsecured L/C Obligations of all Borrowers. For purposes of determining the L/C Obligations held by any Lender, a Lender shall be deemed to hold an amount equal to the sum of (i) the aggregate amount of such Lender’s direct obligation in all outstanding Several Letters of Credit and all Reimbursement Obligations owed to such Lender in respect thereof, (ii) such Lender’s risk participation in all outstanding Fronted Letters of Credit and in all Reimbursement Obligations with respect thereto and (iii) such Lender’s risk participation in all outstanding Several Letters of Credit, if any, with respect to which another Lender has acted as Limited Fronting Lender on such Lender’s behalf pursuant to a Limited Fronting Lender Agreement in accordance with Section 3.8(c) and in all Reimbursement Obligations with respect thereto.
“L/C Participants”: the collective reference to all the Lenders other than the applicable Issuing Lender.
“Lenders”: as defined in the preamble hereto.
“Letters of Credit”: as defined in Section 3.1(a).
“Lien”: any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including the interest of a vendor or lessor in any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Fronting Lender”: as provided in Section 3.8(c), any Lender which is a NAIC Approved Bank that agrees that it shall be an issuer with respect to any Non-NAIC Approved Bank’s Commitment Percentage of Several Letters of Credit outstanding and/or issued during the period that such Non-NAIC Approved Bank is a Non-NAIC Approved Bank, in each case pursuant to a Limited Fronting Lender Agreement.
“Limited Fronting Lender Agreement”: as defined in Section 3.8(c).
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Security Documents, the Notes, any fee letter executed or delivered in connection herewith or therewith, any other document or instrument signed by any Borrower that expressly provides that it is a Loan Document as defined herein and any amendment, waiver, supplement or other modification to any of the foregoing.
“Material Adverse Effect”: any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Subsidiary”: at any time, (i) any Subsidiary (x) the total consolidated assets or total consolidated revenues of which exceed 10% of the total consolidated assets or total consolidated revenues, respectively, of the Company and its Subsidiaries on a consolidated basis at the end of or for, respectively, the then most recently completed fiscal quarter of the Company for which financial statements shall have been made available to the Lenders as described in Section 4.1 or pursuant to Section 6.1 and/or (y) the net assets of which exceed $100,000,000 at the end of the then most recently completed fiscal quarter of the Company for which financial statements shall have been made available to the Lenders as described in Section 4.1 or pursuant to Section 6.1, (ii) Aspen Specialty Insurance Company, (iii) Aspen U.S. Holdings, Inc. and (iv) Aspen Underwriting Limited.
“Moody’s”: Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NAIC”: the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.
“NAIC Approved Bank”: any Lender that is listed on the most current “Bank List” of banks approved by the NAIC; provided that if such Lender is a Non-U.S. Lender, such Lender is acting through the United States branch of such Lender listed on such “Bank List”.
“Net Cash Proceeds”: in connection with any issuance or sale of Capital Stock by the Company, the cash proceeds received from such issuance or sale, net of attorneys’ fees and disbursements, investment banking fees and disbursements, accountants’ fees and disbursements, underwriting fees, discounts and commissions, printing expenses, any governmental or exchange fees incurred (or reasonably expected to be incurred) and other customary fees and expenses actually incurred in connection therewith; provided, that Net Cash Proceeds shall not include the proceeds of any issuance or sale of Capital Stock to the extent such proceeds are used, within twelve months of such issuance or sale, to redeem shares of Capital Stock of the Company then outstanding.
“New Lender”: any bank, financial institution or other entity that becomes a “Lender” hereunder pursuant to Section 2.1(b).
“New Lender Supplement”: a supplement to this Agreement substantially in the form of Exhibit K.
“Non-Excluded Taxes”: as defined in Section 2.13(a).
“Non-NAIC Approved Bank”: at any time, any Lender that is not a NAIC Approved Bank.
“Non-U.S. Lender”: as defined in Section 2.13(e).
“Notes”: the collective reference to any promissory note evidencing Loans, substantially in the form of Exhibit F or Exhibit G, as the case may be.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Borrower to the Administrative Agent, the Syndication Agent and the Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including the obligations of the Company pursuant to Section 10), any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses or otherwise (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent, the Syndication Agent, the Collateral Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto).
“OFAC”: as defined in Section 4.17.
“Other Insurance Product”: any specialty insurance or reinsurance product such as contingency reinsurance and structured risks.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto, except any such Taxes that are Other

Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).
“Participant”: as defined in Section 11.6.
“Participant Register”: as defined in Section 11.6.
“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Fund”: any money market fund that qualifies as an investment company under the Investment Company Act of 1940 and (i) invests solely in securities issued or guaranteed as to principal and interest by the U.S. government and (ii) continues to be rated AAAm by S&P and Aaa-mf by Moody's.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan that is subject to ERISA and in respect of which a Borrower, a Subsidiary or (with respect to an employee benefit plan subject to Title IV of ERISA) a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA responsible for contributing to or under or having any liability.
“Pounds Sterling” or “£”: the lawful money of the United Kingdom.
“Pricing Grid”: the table set forth on Annex A.
“Primary Policy”: any insurance policy issued by an Insurance Subsidiary.
“Prime Rate” : the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).
“Private Act”: separate legislation enacted in Bermuda with the intention that such legislation applies specifically to a Borrower or a Subsidiary in whole or in part.
“Projections”: as defined in Section 4.16.
“Properties”: as defined in Section 4.15(d).
“Process Agent”: as defined in Section 11.14.
“Register”: as defined in Section 11.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse the L/C Issuers pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Reinsurance Agreement”: any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer for all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.
“Required Lenders”: at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding; provided that the Commitment of, and the Extensions of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law”: as to any Person, the Memorandum of Association or the Certificate of Incorporation and By‑laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the chief executive officer, chief financial officer, chief investment officer, chief risk officer, president or treasurer of a Borrower.
“Restricted Payments”: as defined in Section 7.4.
“Retrocession Agreement”: any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary cedes to another insurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance reinsured by such Insurance Subsidiary.
“S&P”: Standard & Poor’s Ratings Services and its successors.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured L/C Obligations”: of any Borrower at any time, an amount equal to the sum of (a) the then Dollar Amount of the aggregate then undrawn and unexpired amount of the then outstanding Secured Letters of Credit issued on behalf of such Borrower and (b) the then Dollar Amount of the aggregate amount of drawings under Secured Letters of Credit issued on behalf of such Borrower that have not then been reimbursed pursuant to Section 3.5.
“Secured Letter of Credit”: any Letter of Credit designated as a “Secured Letter of Credit” by a Borrower in the Application therefor.
“Security Agreement”: the Security Agreement, dated as of October 20, 2010, among the Borrowers and the Collateral Agent, as amended by the First Amendment to Security Agreement, dated as of June 12, 2013, among the Borrowers and the Collateral Agent and the Second Amendment to Security Agreement dated as of March 27, 2017 among the Borrowers and the Collateral Agent.
“Security Documents”: (i) the Security Agreement, (ii) each Collateral Account Control Agreement, and (iii) each other document, agreement, certificate and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (i) and (ii).
“Several Letter of Credit”: a Letter of Credit issued severally by or on behalf of the Lenders pursuant to which the Lenders are severally liable to the beneficiary which shall be substantially in the form of Exhibit L or in such other form as may be agreed by the Company and the L/C Administrator.
“Single Employer Plan”: any Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA but that is not a Multiemployer Plan.
“Spot Selling Rate”: on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for dollars at approximately 11:00 a.m., New York City time, two Business Days prior to such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m., New York City time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person; provided that for purposes of this Agreement, no ILS Entity shall be considered a Subsidiary of the Company or any other Group Member. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Borrower”: each Material Subsidiary of the Company whose name is set out in the signature pages hereto and each Material Subsidiary of the Company that shall become a Borrower under this Agreement upon satisfaction of the conditions precedent set forth in Section 5.3; provided, however, that if at any time the Company shall, in accordance with Section 11.1, be released from its obligations under Section 10 with respect to any Subsidiary which is, prior to such release, a Subsidiary Borrower, such Subsidiary, after such release, shall cease to be a Subsidiary Borrower.
“Swap Contract”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value”: in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agent”: as defined in the preamble hereto.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date”: March 27, 2022.
“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.
“Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.
“Transferee”: any Assignee or Participant.
“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
“United States”: the United States of America.
“Unsecured L/C Obligations”: of any Borrower at any time, an amount equal to the sum of (a) the then Dollar Amount of the aggregate then undrawn and unexpired amount of the then outstanding Unsecured Letters of Credit issued on behalf of such Borrower and (b) the then Dollar Amount of the aggregate amount of drawings under Unsecured Letters of Credit issued on behalf of such Borrower that have not then been reimbursed pursuant to Section 3.5.
“Unsecured Letter of Credit”: any Letter of Credit that is not a Secured Letter of Credit.
“Wholly Owned Subsidiary”: of any Person, any Subsidiary of such Person to the extent all of the Capital Stock of such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.
“Withholding Agent”: any Borrower and the Administrative Agent.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof) and (C) any change to lease accounting rules from those in effect on the date hereof pursuant to Accounting Standards Codification 840 and other lease accounting guidance in effect on the date hereof, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) “consolidated” means, when used with reference to financial statements or financial statement items of a Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vii) references to statutes or regulations shall, unless otherwise specified, be deemed to include all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statutes or regulations.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
1.3    Exchange Rates. For purposes of calculating (a) the aggregate Dollar Equivalent of Letters of Credit denominated in Pounds Sterling and of unreimbursed drawings under Letters of Credit denominated in Pounds Sterling outstanding at any time during any period and (b) the Dollar Equivalent of any Letters of Credit denominated in Pounds Sterling at the time of the issuance of such Letter of Credit pursuant to Section 3.1, the Administrative Agent will on the first Business Day of each calendar quarter and at such other times as it in its sole discretion determines to be appropriate to do so (including on or prior to the date of any borrowing or issuance of a Letter of Credit), determine the respective rate of exchange into Dollars of Pounds Sterling (which rate of exchange shall be based upon the Exchange Rate in effect on the date of such determination). Such rates of exchange so determined on each such determination date shall, for purposes of the calculations described in the preceding sentence, be deemed to remain unchanged and in effect until the next such determination date.
1.4    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to such approvals required under Section 11.1); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Company shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 2      AMOUNT AND TERMS OF COMMITMENTS

2.1    Revolving Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding, when added to such Lender’s Commitment Percentage of the L/C Obligations then outstanding, which does not exceed the amount of such Lender’s Commitment. During the Commitment Period, the Borrowers may use the Commitments by borrowing, prepaying the Loans in whole or in part and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.
(a)    From time to time during the Commitment Period, upon written notice by the Borrower Representative to the Administrative Agent, with the prior written consents of the Administrative Agent (which consent shall be in its sole discretion and shall not be unreasonably withheld or delayed) and the then Issuing Lenders (which consents shall not be unreasonably withheld or delayed), (i) any one or more existing Lenders may agree that such existing Lender or Lenders shall increase the amount of their Commitment or Commitments by executing and delivering to the Borrower Representative and the Administrative Agent a Commitment Increase Supplement or Commitment Increase Supplements, as the case may be, and/or (ii) any one or more New Lenders may from time to time during the Commitment Period agree that such New Lender or New Lenders shall establish a new Commitment or Commitments by executing and delivering to the Borrower Representative and the Administrative Agent a New Lender Supplement or New Lender Supplements, as the case may be, provided that each New Lender shall (A) be a NAIC Approved Bank or (B) shall have in effect a Limited Fronting Lender Agreement with a Lender which is a NAIC Approved Bank. From and after the effective date specified in each New Lender Supplement, the New Lender thereunder shall become a Lender with a Commitment in the amount set forth in such New Lender Supplement and shall have the rights and obligations of a Lender under this Agreement for all purposes and to the same extent as if originally a party hereto. Each New Lender shall deliver to the Administrative Agent an administrative questionnaire. Notwithstanding anything contained in this paragraph to the contrary, without the consent of (x) the Required Lenders, the aggregate amount of incremental Commitments established or increased after the Closing Date pursuant to this paragraph shall not exceed $100,000,000 and (y) the Administrative Agent, each increase in the Total Commitments effected pursuant to this paragraph shall be in a minimum aggregate amount of $10,000,000. No existing Lender shall have any obligation under this Agreement to enter into a Commitment Increase Supplement.
(b)    Upon its receipt of (i) a duly executed Commitment Increase Supplement or a New Lender Supplement, (ii) a certificate of each Borrower attaching the resolutions of the board of directors of such Borrower authorizing the increase in the Commitments in an amount equal to or greater than the amount of such increase in the Commitments effected thereby (except to the extent resolutions authorizing the increased amount have previously been delivered by such Borrower), and (iii) each written consent thereto required by paragraph (b) of this Section, the Administrative Agent shall accept such Commitment Increase or New Lender Supplement, as the case may be, and record the information contained therein in the Register.
(c)    Unless otherwise agreed to by the Administrative Agent and the Company (which agreement may include (i) a phase-in of the applicable increase and/or (ii) if agreed to by each Lender, Interest Periods having terms other than as set forth herein ), on each date upon which the Total Commitments shall be increased pursuant to this Section, to the extent necessary to rebalance the outstanding Loans pro rata among the Lenders (including any New Lenders) pursuant to their modified Aggregate Exposure Percentages, the Borrowers (i) shall prepay outstanding Loans, if any, which prepayment shall be accompanied by payment of all accrued interest on the amount prepaid and any amounts payable pursuant to Section 2.14 in connection therewith, and (ii) to the extent they determine to do so, reborrow such Loans from the Lenders (including any New Lenders) after giving effect to the new and/or increased Commitments becoming effective on such date, in the case of each of clauses (i) and (ii) above such that, after giving effect thereto, the Loans (including the Types thereof and Interest Periods with respect thereto) shall be held by the Lenders (including for such purposes the New Lenders) pro rata according to their respective Aggregate Exposure Percentages. Any prepayment and reborrowing pursuant to the preceding sentence shall be effected, to the maximum extent practicable, through the netting of amounts payable between the Borrowers and the respective Lenders.
(d)    On the Termination Date, each Borrower shall repay all then outstanding Loans made by the Lenders to such Borrower.
2.2    Procedure for Borrowing. Any Borrower may borrow during the Commitment Period on any Business Day, provided that the Borrower Representative shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans) substantially in the form of Exhibit M, specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective length of the initial Interest Period therefor and (iv) the name of the applicable Borrower. Any Loans made on the Closing Date shall initially be ABR Loans. Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower Representative in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower Representative by the Administrative Agent crediting the account of the Borrower Representative on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Each

Lender may, at its option, make any Loan available to any Foreign Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Foreign Borrower to repay such Loan in accordance with the terms of this Agreement.
2.3    Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender which has a then effective Commitment a commitment fee (a “Commitment Fee”) for the period from and including the date hereof to the last day upon which such Lender’s Commitment shall have terminated, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.
(a)    The Company agrees to pay to the Administrative Agent and the Syndication Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and/or the Syndication Agent and to perform any other obligations contained therein.
(b)    The Company agrees to pay or reimburse the Collateral Agent for such normal and customary costs and expenses as are incurred or charged by the Collateral Agent in maintaining and administering the Collateral and otherwise performing its obligations under the Loan Documents.
2.4    Termination or Reduction of Commitments The Borrower Representative shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect (it being understood that any partial reduction of the Commitments shall not affect the Borrower Representative’s ability to exercise the unutilized portion of the increase option set forth in Section 2.1(b)).
2.5    Optional and Mandatory Prepayments. Each Borrower may at any time and from time to time prepay the Loans made by the Lenders to such Borrower, in whole or in part, without premium or penalty, upon irrevocable notice substantially in the form of Exhibit N delivered by the Borrower Representative to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on the requested prepayment date, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, the name of the applicable Borrower and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of ABR Loans and Eurodollar Loans for all Borrowers shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in the case of ABR Loans, the entire principal amount thereof).
(a)    If, on any date, the aggregate Secured L/C Obligations of any Borrower exceed the Borrowing Base of such Borrower on such date, such Borrower (or the Borrower Representative) shall within five Business Days of such date pay or deliver to the Custodian, to be held in accordance with the Security

Agreement and the applicable Collateral Account Control Agreement, an amount of cash and/or Eligible Securities sufficient to cause the Borrowing Base of such Borrower to be at least equal to the aggregate Secured L/C Obligations of such Borrower. If such payment or delivery is not made, the applicable Borrower shall pay the fee applicable to Unsecured Letters of Credit, rather than the fee applicable to Secured Letters of Credit, pursuant to Section 3.3(a) with respect to the portion of such Secured L/C Obligations that is more than the Borrowing Base until such time as the Borrowing Base of such Borrower is at least equal to the aggregate Secured L/C Obligations of such Borrower; provided that, if a portion, but not all, of the Secured L/C Obligations with respect to a Secured Letter of Credit would be subject to the fee applicable to Unsecured Letters of Credit pursuant to the preceding clause of this sentence, such Secured Letter of Credit will be subject to the fee applicable to Unsecured Letters of Credit.
(b)    If, on any date, the Total Extensions of Credit outstanding on such date exceed 102% of the Total Commitments in effect on such date, the Borrowers shall, upon demand by the Administrative Agent, promptly (but in any event, within three Business Days of the date of the Company’s receipt of such demand from the Administrative Agent) prepay any then outstanding Loans and/or cash collateralize to the satisfaction of the Administrative Agent any then outstanding Letters of Credit in an aggregate principal and/or face amount such that, after giving effect thereto and treating such cash collateralized Letters of Credit as being not then outstanding, the Total Extensions of Credit do not exceed the Total Commitments. Any prepayment of a Eurodollar Loan pursuant to this Section 2.5(c) shall be accompanied by interest accrued and unpaid to the date of such prepayment on the principal so prepaid and, if such prepayment is made on a day other than the last day of an Interest Period applicable to such Eurodollar Loan, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.14.
2.6    Conversion and Continuation Options. The Borrower Representative may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit H no later than 10:00 A.M., New York City time three Business Days prior to the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower Representative may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default or Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(a)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving irrevocable notice to the Administrative Agent, substantially in the form of Exhibit H hereto in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan may be continued as such when any Event of Default or Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this Section 2.6 or if such continuation is not permitted pursuant to the preceding proviso, such Loan shall be automatically converted to an ABR Loan on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
2.7    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.
2.8    Interest Rates and Payment Dates.      Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
(a)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(b)    (i) If an Event of Default under Section 8(a) or Section 8(f) shall have occurred and be continuing or upon the request of the Required Lenders if any other Event of Default shall have occurred and be continuing, the principal amount of all Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case as described in this clause (ii), from the date of such non‑payment until such amount is paid in full (as well after as before judgment).
(c)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c)(ii) of this Section shall be payable from time to time on demand.
2.9    Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Rate (pursuant to Section 2.12) shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).
2.10    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)    the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give electronic or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. Upon receipt of such notice, the Borrower Representative may revoke any notice of borrowing, conversion or continuation then submitted by it. If the Borrower Representative does not revoke such notice, then (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower Representative have the right to convert ABR Loans to Eurodollar Loans.
2.11    Pro Rata Treatment and Payments.      Each borrowing by any Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the Lenders’ respective Commitments, and each payment by any Borrower on account of any Commitment Fee shall be distributed by the Administrative Agent pro rata to each Lender according to the respective amounts thereof owing pursuant to Section 2.3(a).
(a)    Each payment (including each prepayment) by any Borrower on account of principal of and interest on the Loans made to it shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders.
(b)    All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in the currency required hereunder and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(c)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrowers.
(d)    Unless the Administrative Agent shall have been notified in writing by the Borrower Representative prior to the date of any payment due to be made by any Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against such Borrower.
2.12    Requirements of Law; Eurocurrency Liabilities. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the date hereof:
(i)    shall subject any Lender, any Issuing Lender or the Administrative Agent to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for (i) taxes described in clauses (c) through (e) of the definition of Excluded Taxes, (ii) Non-Excluded Taxes and (iii) Connection Income Taxes);
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
(iii)    shall impose on such Lender or the London interbank market any other condition affecting this Agreement or such Lender’s Loan;
and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of clause (i) above, to such Lender, Issuing Lender or the Administrative Agent), by an amount that such Lender (or, in the case of clause (i) above, such Lender, Issuing Lender or the Administrative Agent) deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or of its obligation to make any such Eurodollar Loan or to participate in any Letter of Credit), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower to which such Loans were made shall pay such Lender (or, in the case of clause (i) above, such Lender, Issuing Lender or the Administrative Agent) any additional amounts necessary to compensate such Lender (or, in the case of clause (i) above, such Lender, Issuing Lender or the Administrative Agent) for such increased cost or reduced amount receivable. If any Lender, any Issuing Lender or the Administrative Agent becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.
(d)    The Company agrees to pay to each Lender, for any period that such Lender is required by applicable law, rule or regulation, or any guideline, request or directive of any Governmental Authority (whether or not having the force of law), to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan (and, for any period during which ABR is determined by reference to the Eurodollar Rate, each ABR Loan) equal to the costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan.
(e)    A certificate setting forth in reasonable detail a calculation of the amount of and the basis for any additional amount payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on such certificate within 10 Business Days after receipt by the Borrower. Notwithstanding anything to the contrary in this Section, the Company shall not be required to compensate a Lender pursuant to clause (a) or (b) of this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.13    Taxes. All payments made by (or on behalf of) any Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding Excluded Taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed on such payments (“Non-Excluded Taxes”) or Other Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document, (i) the amounts so payable by the applicable Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder or under any other Loan Document at the rates or in the amounts specified in this Agreement or in the applicable Loan Document as if such withholding or deduction had not been made, (ii) the Borrower or applicable Withholding Agent shall deduct or withhold such amounts and (iii) the Borrower or applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; provided, however, that no Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) of this Section.
(a)    In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of such Other Taxes.
(b)    Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.
(d)    A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and to allow such Borrower and the Administrative Agent to comply with any information reporting requirements to which they are subject; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender. Each Lender that is a United States person, as defined in section 7701(a)(30) of the Code (a “United States Person”), shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. To the extent the Borrower is a United States Person (a “U.S. Borrower”), each Lender (or Transferee) that is not a United States Person (a “Non-U.S. Lender”) shall deliver to such U.S. Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, Form W-8ECI or Form W-8IMY, or, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E-1 (except for Non-U.S. Lenders that are partnerships for U.S. Federal Income Tax purposes, which shall deliver a statement substantially in the form of Exhibit E-2) and a Form W-8BEN or W-8BEN-E or Form W-8IMY, or any subsequent versions thereof or successor thereto, properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non‑U.S. Lender on or before the date it becomes a Non-U.S. Lender with respect to any U.S. Borrower under this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) or within 10 Business Days of the request by such U.S. Borrower or the Administrative Agent. Each Non-U.S. Lender shall promptly notify each U.S. Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to such U.S. Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). If any Non-U.S. Lender provides a Form W-8IMY, such Non-U.S. Lender must also attach the additional documentation that must be transmitted with the Form W-8IMY, including the appropriate forms described in this Section 2.13(e).
(e)    Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of or credit for any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid any additional amount pursuant to this Section, it shall pay over such refund or the amount of such credit to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority or loses the benefit of such credit. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
(g)    Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(h)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.14    Indemnity. Each Borrower (and the Borrower Representative) agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) any failure of such Borrower to make a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any failure of such Borrower to make any prepayment of Eurodollar Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Absent any change in circumstances after the date hereof, the amount of such indemnification is intended to be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the applicable Borrower (or the Borrower Representative) by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.15    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12(a), 2.12(b) or 2.13(a) with respect to such Lender, it will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or assign its rights and obligations hereunder to an Affiliate with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) or such Affiliate, as the case may be, to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).
2.16    Replacement of Lenders. The Company shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12(a), 2.12(b) or 2.13(a), (b) refuses to consent to any waiver or amendment with respect to any Loan Document that requires the approval of each Lender and that has been consented to by the Required Lenders or (c) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default or Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall, within 30 days of the Company’s request have taken no action under Section 2.15 that eliminates the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts (including accrued interest) owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto as if it were prepaid on the date of such purchase (provided that in the case of a replacement pursuant to clause (c) above, the Borrowers shall only be liable for the positive difference, if any, between (A) any amounts owing by the Borrowers under Section 2.14 and (B) any obligations owing by such Defaulting Lender to the Borrowers under the Loan Documents as a result of such Defaulting Lender becoming a Defaulting Lender), (vi) the replacement financial institution shall be reasonably satisfactory to each Issuing Lender and the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Company shall be obligated to pay the portion of the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
2.17    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    the Commitment Fee set forth in Section 2.3(a) shall cease to accrue for such Defaulting Lender.
(b)    the Commitment and Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.1), provided that any waiver, amendment or modification (i) requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately with respect to the other affected Lenders or (ii) that would increase or extend the term of the Commitment of such Defaulting Lender shall require the consent of such Defaulting Lender.
(c)    if any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Extensions of Credit does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent, (A) in the case of Unsecured Letters of Credit, cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Obligations are outstanding or (B) in the case of Secured Letters of Credit, ensure that the Borrowing Base includes an amount of cash equal to or greater than the Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Obligations are outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to this Section 2.18(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;
(iv)    if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to this Section 2.18(c) then the fees payable to the Lenders pursuant to Section 2.3(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages; and
(v)    if any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated.
(d)    so long as any Lender is a Defaulting Lender, no Applicable Issuing Party shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and participating interests or Commitment Shares in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein).
(e)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.7 but excluding Section 2.16) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Applicable Issuing Parties hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Applicable Issuing Party, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest or Commitment Share in any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of a payment made by an Issuing Lender pursuant to a Letter of Credit for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the Borrower and each Issuing Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.
SECTION 3      LETTERS OF CREDIT

3.1    L/C Commitment.      Subject to the terms and conditions hereof, the Applicable Issuing Party, in reliance on the agreements of the other Lenders set forth in Sections 3.4(a) and 3.8(b), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrowers on any Business Day during the Commitment Period (i) in the case of Fronted Letters of Credit, in such form as may be approved from time to time by such Issuing Lender in an aggregate face amount not to exceed at any one time outstanding such Issuing Lender’s Fronted L/C Commitment and (ii) in the case of Several Letters of Credit, substantially in the form of Exhibit L; provided that such Applicable Issuing Party shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the aggregate amount of the Available Commitments would be less than zero and, provided, further, that, if any Issuing Lender shall issue any Fronted Letter of Credit that results in the aggregate amount of the Available Commitments being less than zero without having received prior written confirmation from the Administrative Agent that the issuance of such Fronted Letter of Credit would not result in the aggregate amount of the Available Commitments being less than zero, the provisions of Section 3.4 shall be applicable to such Fronted Letter of Credit only to the extent of the portion thereof (the “Participated Portion”) that, if such Fronted Letter of Credit had been issued in an amount equal to the Participated Portion, would not have resulted in the aggregate amount of the Available Commitment being less than zero and the portion of such Fronted Letter of Credit (and any related Reimbursement Obligations) that does not constitute the Participated Portion shall be subject and subordinate in right of payment and as to priority of the security provided by the Collateral to all other Obligations. Each Letter of Credit shall (i) be denominated in Dollars or Pounds Sterling and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof at the option of the applicable Borrower for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above), so long as the Issuing Lender of such Letter of Credit has the right to refuse to extend such Letter of Credit if at the time of such refusal the applicable Borrower would be unable to satisfy the conditions set forth in Section 5.2; provided further that any Secured Letter of Credit may have an expiration date up to 364 days after the Termination Date.
(a)    No Applicable Issuing Party shall at any time issue (i) any Letter of Credit if such issuance would conflict with, or cause such Applicable Issuing Party, any L/C Participant or any Lender to exceed any limits imposed by, any applicable Requirement of Law or (ii) any Secured Letter of Credit on behalf of any Borrower if (x) the then Borrowing Base of such Borrower would be less than such Borrower’s aggregate Secured L/C Obligations after giving effect to the issuance of such Secured Letter of Credit or (y) all cash and Eligible Securities constituting such Borrowing Base are not then held in an Account of such

Borrower established pursuant to Section 1 of Article II of the applicable Collateral Account Control Agreement. Prior to issuing any Secured Letter of Credit, the Applicable Issuing Party shall obtain confirmation from the Administrative Agent that the requirements imposed by clause (ii) of the preceding sentence shall be satisfied.
3.2    Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that an Applicable Issuing Party issue a Letter of Credit by delivering to such Applicable Issuing Party at its address for notices specified herein (with a copy to the Administrative Agent at its address for notices specified herein) an Application therefor, indicating (i) whether such Letter of Credit is to be a Secured Letter of Credit or an Unsecured Letter of Credit and (ii) whether such Letter of Credit is to be a Fronted Letter of Credit or a Several Letter of Credit and otherwise completed to the satisfaction of such Applicable Issuing Party, and such other certificates, documents and other papers and information as such Applicable Issuing Party may request; provided that in no event shall any Applicable Issuing Party other than Barclays Bank PLC or Citibank, N.A. and, with the consent of the Administrative Agent, one other Issuing Lender (and any of their respective Affiliates) issue any Letter of Credit denominated in Pounds Sterling. Upon receipt of any Application, the Applicable Issuing Party will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Applicable Issuing Party be required to issue any Letter of Credit earlier than five Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Applicable Issuing Party and such Borrower. Such Applicable Issuing Party shall furnish a copy of such Letter of Credit (i) to such Borrower promptly following the issuance thereof and (ii) in the case of a Several Letter of Credit, to each Lender. Each Applicable Issuing Party shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
3.3    Fees and Other Charges.      The applicable Borrower will pay to the Administrative Agent, for the account of the Lenders, a fee on the undrawn and unexpired face amount (calculated, in the case of any Letter of Credit denominated in Pounds Sterling, on the basis of the Exchange Rate in effect on the date payment of such fee is due) of each Letter of Credit issued on its behalf at a per annum rate equal to (i) in the case of an Unsecured Letter of Credit, the Applicable Margin then in effect with respect to Eurodollar Loans and (ii) in the case of a Secured Letter of Credit, 0.40%. Such fees shall be payable quarterly in arrears on each Fee Payment Date after the issuance date. The Administrative Agent will promptly pay to the Lenders their pro rata shares of any amounts received from the Borrowers in respect of any such fees.
(a)    The applicable Borrower shall pay to each Issuing Lender for its own account a fronting fee at a rate per annum as agreed between such Borrower and such Issuing Lender on the undrawn and unexpired amount of each Fronted Letter of Credit issued on its behalf, payable quarterly in arrears on each Fee Payment Date after the issuance date.
(b)    In addition to the foregoing fees, the applicable Borrower shall pay or reimburse (i) each Applicable Issuing Party for such normal and customary costs and expenses as are incurred or charged by such Applicable Issuing Party in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit and (ii) each Lender for such normal and customary costs and expenses as are incurred or charged by such Lender in connection with any Several Letter of Credit.

3.4    L/C Participations.      Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Fronted Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Fronted Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Fronted Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount in Dollars equal to such L/C Participant’s Commitment Percentage of (i) the amount of such draft, or any part thereof, that is paid in Dollars and is not so reimbursed or (ii) the Dollar Equivalent, using the Exchange Rate at the time such draft is paid, of the amount of such draft, or any part thereof, that is paid in Pounds Sterling and is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the applicable Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(a)    If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Fronted Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(b)    Whenever, at any time after the applicable Issuing Lender has made payment under any Fronted Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Fronted Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
(c)    This Section 3.4 shall be subject to the provisions of the second proviso to the first sentence of Section 3.1(a).

3.5    Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the Applicable Issuing Party for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Applicable Issuing Party in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that such Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that such Borrower receives such notice. Each such payment under a Letter of Credit denominated in Dollars shall be made to the Applicable Issuing Party at its address for notices specified herein (or as otherwise specified) in Dollars in immediately available funds. Each such payment under a Letter of Credit denominated in Pounds Sterling shall be made to the Applicable Issuing Party at its address for notices specified herein (or as otherwise specified) in Pounds Sterling in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.8(b) and (y) thereafter, Section 2.8(c). In the case of payments made under this Section 3.5 in respect of Several Letters of Credit, the L/C Administrator shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received.
3.6    Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against any L/C Issuer, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with each L/C Issuer that such L/C Issuer shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee, (iii) payment by any L/C Issuer under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstances which might constitute a legal or equitable discharge or provide a right of setoff against the Borrowers’ reimbursement obligation. No L/C Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by a Borrower to the extent permitted by applicable law) suffered by such Borrower to have resulted from the gross negligence or willful misconduct of such L/C Issuer. The Borrowers agree that any action taken or omitted by any L/C Issuer under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such L/C Issuer to any Borrower and that with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Applicable Issuing Party shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of the Applicable Issuing Party to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Several Letters of Credit.
(a)    The L/C Administrator is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender provided that, upon request of the Borrower, such Several Letter of Credit or amendment will be executed by each Lender. The L/C Administrator shall use the Commitment Percentage of each Lender as its “Commitment Share” under each Several Letter of Credit; provided that each Limited Fronting Lender (if any), in its capacity as such, shall, in addition to its own “Commitment Share” as a Lender, have a “Commitment Share” (or equivalent term) equal to the Commitment Percentage (or portion thereof, if applicable) of each Non-NAIC Approved Bank for which such Limited Fronting Lender acts in such capacity under such Several Letter of Credit. The L/C Administrator shall not amend any Several Letter of Credit to change the “Commitment Shares” of any Lender or add or delete a Lender liable thereunder unless such amendment is done in connection with a Limited Fronting Lender Agreement in accordance with Section 3.8(c), an assignment in accordance with Section 11.6, a change in the Lenders and/or the Commitment Percentages as a result of any increase in the Commitments pursuant to Section 2.1 or any other addition or replacement of a Lender in accordance with the terms of this Agreement. Each Lender (including, for the avoidance of doubt, each Limited Fronting Lender) hereby irrevocably constitutes and appoints the L/C Administrator its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the L/C Administrator to issue, execute and deliver, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and to carry out the purposes of this Agreement with respect to Several Letters of Credit. Upon request, each Lender shall execute such powers of attorney or other documents as any beneficiary of any Several Letter of Credit may reasonably request to evidence the authority of the L/C Administrator to execute and deliver such Several Letter of Credit and any amendment or other modification thereto on behalf of the Lenders. To the extent that the L/C Administrator has not received funds from a Lender with respect to a Several Letter of Credit, the L/C Administrator shall only forward the funds actually received to the beneficiary.
(b)    Each Lender (including, for the avoidance of doubt, each Limited Fronting Lender) agrees with the L/C Administrator that, if a draft is paid under any Several Letter of Credit for which such L/C Administrator is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement, each Lender shall pay to the L/C Administrator upon demand at the L/C Administrator’s address for notices specified herein an amount in Dollars (in the case of a Several Letter of Credit denominated in Dollars) or Pounds Sterling (in the case of a Several Letter of Credit denominated in Pounds Sterling) equal to such Lender’s Commitment Share (and, in the case of each Limited Fronting Lender, the Commitment Share (or the portion thereof for which it has agreed to be a Limited Fronting Lender) of each applicable Non-NAIC Approved Bank). In the event that a Limited Fronting Lender pays the Commitment Share of a Non-NAIC Approved Bank, such Non-NAIC Approved Bank shall pay such Commitment Share (or the relevant portion thereof, if applicable) to such Limited Fronting Lender in purchase of its participation in such payment. Each Lender’s (including, for the avoidance of doubt, each Limited Fronting Lender’s and each Non-NAIC Approved Bank’s) obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Administrator, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any

Borrower or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(c)    In the event that any Lender agrees (in its sole discretion) to act as a Limited Fronting Lender for any Non-NAIC Approved Bank upon such terms and conditions as such parties may agree (including fees payable by such Non-NAIC Approved Bank to such Limited Fronting Lender) (such agreement, a “Limited Fronting Lender Agreement”), the following provisions shall apply (in addition to any other provisions hereof relating to Limited Fronting Lenders):
(i)    upon the issuance of any Several Letter of Credit pursuant hereto, with respect to any Non-NAIC Approved Bank, each applicable Limited Fronting Lender, in reliance upon the agreements of such Non-NAIC Approved Bank, agrees (A) to issue through the L/C Administrator, in addition to its own obligations as a Lender under such Several Letter of Credit, severally, such Several Letter of Credit in an amount equal to such Non-NAIC Approved Bank’s Commitment Share of the stated amount of such Several Letter of Credit (or the portion thereof for which such Limited Fronting Lender has agreed to be a Limited Fronting Lender), and (B) to amend or extend each Several Letter of Credit previously issued by it as a Limited Fronting Lender for such Non-NAIC Approved Bank; and
(ii)    with respect to any Several Letter of Credit issued by a Limited Fronting Lender pursuant to clause (i) above for a Non-NAIC Approved Bank, such Non-NAIC Approved Bank agrees to purchase participations in the obligations of such Limited Fronting Lender under such Several Letter of Credit in the amount attributable to such Non-NAIC Approved Bank. Without any further action on the part of any party, each Limited Fronting Lender hereby grants to each applicable Non-NAIC Approved Bank for which it is acting as a Limited Fronting Lender hereunder, and each such Non-NAIC Approved Bank hereby acquires from such Limited Fronting Lender, a participation in such Limited Fronting Lender’s Commitment Share of each Several Letter of Credit for which such Limited Fronting Lender is acting as a Limited Fronting Lender on behalf of such Non-NAIC Approved Bank hereunder in the amount attributable to such Non-NAIC Approved Bank. Each such Non-NAIC Approved Bank purchasing a participation hereunder acknowledges and agrees that its obligation to acquire such participations in respect of Several Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each such Non-NAIC Approved Bank hereby absolutely and unconditionally agrees to pay to the L/C Administrator, for account of the applicable Limited Fronting Lender, an amount equal to the amount of each payment made by such Limited Fronting Lender in respect of the portion of each such Several Letter of Credit in which such Non-NAIC Approved Bank holds a participation, promptly upon the request of such Limited Fronting Lender, at any time from the time such payment is made until such payment is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be refunded to the applicable Borrower for any reason. Such payment by such Non-NAIC Approved Bank shall be made for the account of the applicable Limited Fronting Lender without any offset, abatement, withholding or reduction whatsoever. To the extent that any Non-NAIC Approved Bank has made payments pursuant to this paragraph to reimburse a Limited Fronting Lender in respect of any participation interests purchased hereunder in respect of any Several Letter of Credit, promptly following receipt by the L/C Administrator of any payment from the applicable Borrower pursuant to Section 3.5 in respect of such Several Letter of Credit, the L/C Administrator shall distribute such payment to such Limited Fronting Lender and such Non-NAIC Approved Bank as their interests may appear. Any payment made by a Non-NAIC Approved

Bank in respect of its participation pursuant to this paragraph to reimburse the applicable Limited Fronting Lender for any payment made in respect of any drawing under a Several Letter of Credit shall not relieve the Borrowers of their obligation to reimburse the amount of such drawing; provided, however, that the Borrowers’ failure to reimburse the amount of such drawing shall not affect the obligation of any Non-NAIC Approved Bank to indemnify the Limited Fronting Letter for such amount pursuant to Section 3.8(b).
Each Lender that agrees to act as a Limited Fronting Lender for any Non-NAIC Approved Bank shall promptly notify the Administrative Agent (which shall promptly notify the L/C Administrator) of such agreement and of any termination or expiration of such agreement.
In the event that, pursuant to this Section 3.8(c), any Lender agrees to act as a Limited Fronting Lender for any other Lender that becomes a Non-NAIC Approved Bank, such Lender shall receive such compensation therefor as such Non-NAIC Approved Bank and such Lender may agree. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to act hereunder as a Limited Fronting Lender for any other Lender.
(d)    The obligations of each Lender under and in respect of each Several Letter of Credit are several, and the failure by any Lender to perform its obligations hereunder or under any Several Letter of Credit shall not affect the obligations of the Borrowers toward any other party hereto nor shall any other such party (other than Limited Fronting Lenders with respect to Several Letters of Credit they have issued on behalf of Non-NAIC Approved Banks) be liable for the failure by such Lender to perform its obligations hereunder or under any Several Letter of Credit.
3.9    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
3.10    Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more Lenders to act as an issuing lender under the terms of this Agreement; provided that the total number of Issuing Lenders at any time shall not exceed four. Any Lender designated as an Issuing Lender pursuant to this Section 3.10 shall be deemed to be an “Issuing Lender” for the purposes of this Agreement (in addition to being a Lender) with respect to Letters of Credit issued by such Lender.
3.11    Reporting. Unless the Administrative Agent otherwise agrees, each Applicable Issuing Party will report in writing to the Administrative Agent (i) on the first Business Day of each week and on the second Business Day to occur after the last day of each March, June, September and December, and on such other dates as the Administrative Agent may reasonably request, the daily activity during the preceding week, calendar quarter or other period, as the case may be, with respect to Letters of Credit issued by it, including the aggregate outstanding L/C Obligations with respect to such Letters of Credit on each day during such week, quarter or other period, in such form and detail as shall be satisfactory to the Administrative Agent, (ii) on any Business Day on which the Borrower fails to pay any Reimbursement Obligation required to be reimbursed to such Applicable Issuing Party on such day, the date of such failure and the amount of such Reimbursement Obligation and (iii) such other information with respect to Letters of Credit issued by such Applicable Issuing Party as the Administrative Agent may reasonably request.
3.12    Non-NAIC Approved Banks. If, at any time from and after the Closing Date, any Lender is not or ceases to be a NAIC Approved Bank, such Lender shall promptly notify the Company and the Administrative Agent thereof. Each Lender agrees to use commercially reasonable efforts, at all times from and after the Closing Date, (a) to be a NAIC Approved Bank or (b) if such Lender is not or ceases to be a NAIC Approved Bank, to agree with another Lender which is a NAIC Approved Bank, as provided in Section 3.8(c), that such NAIC Approved Bank shall (in its sole discretion) act as the Limited Fronting Lender for such Non-NAIC Approved Bank with respect to any Several Letters of Credit which are outstanding at the time such Lender becomes a Non-NAIC Approved Bank and/or are issued during the period that such Lender is a Non-NAIC Approved Bank.
SECTION 4      REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Extensions of Credit, the Company hereby represents and warrants to the Administrative Agent and each Lender that:
4.1    Financial Conditions. The audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2016, and the related consolidated statement of comprehensive income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG Audit Plc, present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the date of this Agreement, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any material long‑term leases or material unusual forward or long‑term commitments, including any Swap Contracts, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2016 to and including the date of this Agreement there has been no Disposition by any Group Member of any material part of its business or property.
4.2    No Change. Since December 31, 2016, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify or be in good standing would not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (including the Bermuda Companies Law and Bermuda Insurance Law as applicable to the Company and each Subsidiary organized under the laws of Bermuda) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any Private Act.
4.4    Power; Authorization; Enforceable Obligations. (a) Each Borrower has or will have the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain Loans and Letters of Credit hereunder, and each Borrower has or will have taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings, and the issuance of Letters of Credit on its behalf, on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans or Letters of Credit or with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens in favor of the Collateral Agent. Each Loan Document has been duly executed and delivered on behalf of each Borrower which is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Borrower which is a party thereto, enforceable against each Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
(a)    Under the laws of the jurisdiction of its incorporation in force at the date hereof, no Borrower will be required to make any deduction or withholding from any payment it may make hereunder or under the Notes.
(b)    The claims of the Collateral Agent and the Lenders against each Borrower under this Agreement and the Notes will rank at least pari passu with the claims of all its other unsecured creditors under the laws of (i) the jurisdiction of such Borrower’s incorporation and (ii) New York, except creditors whose claims are preferred solely by any bankruptcy, insolvency or other similar law of general application governing the enforcement of creditors’ rights.
(c)    In any proceedings taken in Bermuda in relation to this Agreement, the choice of New York law as the governing law of this Agreement, and any judgment obtained in the United States, will be recognized and enforced (other than a judgment for a sum payable in respect of taxes or other charges of a like nature in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981 of Bermuda), provided that (i) the court which rendered the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda and (ii) the judgment is not contrary to public policy (and the Company is not aware of anything contrary to public policy) in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.
(d)    Under the laws of Bermuda it is not necessary that this Agreement, the Notes or any other Loan Document be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation with this Agreement, the Notes or such other Loan Document.
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and except, in the case of Contractual Obligations, to the extent that the failure of any of the statements in this Section 4.5 to be accurate could not reasonably be expected to have a Material Adverse Effect).
4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending, or, to the knowledge of any Borrower, threatened, by or against any

Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
4.8    Ownership of Property; Liens. Each of the Company and each Material Subsidiary has good title to, or a valid leasehold interest in all its real and personal property material to its business except for minor defects in title that could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien not permitted by Section 7.6.
4.9    Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; no material tax Lien has been filed against any Group Member; and, to the knowledge of any Borrower, no claim is being asserted with respect to any tax return or for any unpaid taxes that, individually or in the aggregate for all such claims, would reasonably be expected to have a Material Adverse Effect.
4.10    Federal Regulations. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Board. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
4.11    ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor a failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 303 of ERISA), whether or not waived, has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred (other than a standard termination within the meaning of Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA and (iv) none of the Borrowers or any Commonly Controlled Entity has failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan nor failed to make by its due date a required contribution with respect to a Multiemployer Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and none of the Borrowers nor any Commonly Controlled Entity would become subject to any material liability under ERISA if such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Except as would not reasonably be expected to result in a Material Adverse Effect, no such Multiemployer Plan is Insolvent, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
4.12    Investment Company Act. No Borrower is an “investment company”, or a company “controlled” by, or an “affiliated person” of, or “principal underwriter” for, an “investment company”, within the meaning of the Investment Company Act of 1940.
4.13    Subsidiaries. Schedule 4.13 sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Company or any other Subsidiary, and such Schedule indicates each Subsidiary Borrower as of such date.
4.14    Use of Proceeds. The proceeds of the Extensions of Credit shall be used (a) to finance the working capital needs of the Company and its Subsidiaries and (b) for general corporate purposes of the Company and its Subsidiaries.
4.15    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    none of the Group Members has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;
(b)    none of the Group Members has become subject to liability under any Environmental Law;
(c)    none of the Group Members has received notice of any claim with respect to any liability under any Environmental Law;
(d)    the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations or under circumstances that could reasonably be expected to give rise to liability under any Environmental Law; and
(e)    Hazardous Materials have not been transported or disposed by any Group Member in a manner or to a location that could reasonably be expected to give rise to liability under any Environmental Law.
4.16    Accuracy of Information, etc. To the best of the Company’s knowledge, the Confidential Information Memorandum, taken as a whole, is correct in all material respects as of the date thereof and does not, as of the date thereof, contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein (taken as a whole) not misleading as of such date in light of the circumstances under which they were made; provided, however, that this representation does not extend to (i) any projections and other forward looking statements contained in the Confidential Information Memorandum (the “Projections”) and (ii) information in the Confidential Information Memorandum which is referenced to a specific source or derived from public or other sources. The Projections contained in the Confidential Information Memorandum have been prepared in good faith based upon assumptions reasonably believed by the Company to be reasonable at the time of preparation, it being understood, and the Administrative Agent and each Lender understands that the Projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Company and there can be no assurances that such Projections will be realized.
No written statement or information delivered by any Borrower to the Administrative Agent, the Syndication Agent, the Collateral Agent or the Lenders contained in this Agreement or any other Loan Document, taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein (taken as a whole) not misleading as of the date of such statement or information in light of the circumstances under which they were provided.
4.17    PATRIOT Act; OFAC.
(a)    PATRIOT Act. To the extent applicable, each of the Company and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act (12 U.S.C. §§ 95a–95b and 50 U.S.C. App. §§ 1–44), and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V), and any other enabling legislation or executive order relating thereto; (ii) the PATRIOT Act and (iii) Anti-Corruption Laws.
(b)    Sanctioned Persons. None of the Company, any Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), U.S. Department of State, United Nations Security Council, European Union or Her Majesty’s Treasury (collectively, “Sanctions”) and any other enabling legislation or executive order relating thereto, and no Borrower will directly or indirectly use the proceeds of the Loans, the Letters of Credit or otherwise make available such proceeds to any Person for the purpose of funding or financing the activities of or business of any Person, in any country or territory, that at the time of such funding or financing is restricted under Sanctions or in violation of any Anti-Corruption Laws.
(c)    Compliance. The Company has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by the Company, its Subsidiaries and their respective officers, employees, directors and agents with the PATRIOT Act, Anti-Corruption Laws and applicable Sanctions.
SECTION 5      CONDITIONS PRECEDENT

5.1    Conditions to Initial Extensions of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:
(a)    Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Syndication Agent, the Collateral Agent, each Borrower and each Person listed on Schedule 1.1.
(b)    Fees. The Lenders, the Administrative Agent, the Syndication Agent and the Collateral Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
(c)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Company, dated the Closing

Date, substantially in the form of Exhibit B-1 and a certificate of each other Borrower, dated the Closing Date, substantially in the form of Exhibit B-2, in each case, with appropriate insertions and attachments, including the Memorandum of Association, Articles of Incorporation or other organizational documents for each Borrower certified by the appropriate Governmental Authority of Bermuda, in the case of the Company, and by the appropriate Governmental Authority of the relevant jurisdiction of organization, in the case of each other Borrower, and By-laws (or equivalent) for each Borrower and (ii) a certificate of compliance/good standing for each Borrower from its jurisdiction of organization.
(d)    Legal Opinions. The Administrative Agent shall have received the executed:
(i) legal opinion of Mayer Brown LLP, counsel to the Company and its Subsidiaries, substantially in the form of Exhibit D-1; and
(ii) legal opinion of Appleby (Bermuda) Limited, counsel to the Company, substantially in the form of Exhibit D-2.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
(e)    Collateral Documentation. The Administrative Agent shall have received amendments to and reaffirmations of the Security Agreement and the existing Collateral Account Control Agreements in form and substance reasonably satisfactory to the Administrative Agent. The Lenders party hereto (constituting the Required Lenders as defined in the Existing Credit Agreement) hereby authorize and direct the Collateral Agent to enter into the amendments to the Security Agreement and the existing Collateral Account Control Agreements contemplated by the foregoing sentence on the Closing Date.
(f)    Uniform Commercial Code Financing Statements. The Administrative Agent shall have received satisfactory evidence that Uniform Commercial Code financing statements covering the securities held under each Collateral Account Control Agreement and naming the Collateral Agent as secured party are currently on file and effective, or are in proper form for filing, (i) in New York, (ii) in the jurisdiction of organization of each Borrower organized under the laws of any state of the United States, (iii) in the District of Columbia for each Borrower not organized under the laws of a state of the United States and (iv) in the state of the United States in which a Borrower not organized under the laws of a state of the United States maintains its chief executive office.
(g)    Consents, Etc. Each Borrower shall have received, on reasonably satisfactory terms, all consents and authorizations required pursuant to any Contractual Obligation with any other Person and shall have obtained all permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each Borrower lawfully to execute, deliver and perform, in all material respects, its obligations hereunder and under the other Loan Documents to which it is, or shall be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.
(h)    Exiting Bank Acknowledgements and Payments. The Administrative Agent shall have received (i) from each Person that is a “Lender” under and as defined in the Existing Credit Agreement but not a Lender hereunder (each, an “Exiting Lender”), an acknowledgement that the Existing Credit Agreement is being amended and restated hereby and that such Person will not be a party hereto and (ii) from the Borrowers, for the account of each Exiting Lender, payment of all amounts then owed to each such Exiting Lender under the Existing Credit Agreement.

(i)    Other Information. The Administrative Agent and each Lender shall have received such information as it shall have reasonably requested to comply with all applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.
5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including its initial Extension of Credit) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Borrower in the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except where such representation and warranty speaks of a specific date in which case such representation and warranty shall be true and correct as of such date and except for Section 4.6), provided with respect to the issuance of any Secured Letter of Credit, this clause (a) shall not be applicable to the representation and warranty set forth in Section 4.2.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.
(c)    Company Guarantee. The obligations of the Company under Section 10 in respect of the Obligations of any other Borrower to or on behalf of which such Extension of Credit is to be made shall remain in full force and effect.
Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such Extension of Credit that the conditions contained in this Section 5.2 have been satisfied.
5.3    Conditions for Additional Subsidiary Borrowers. Any Material Subsidiary set forth in a written notification thereof delivered by the Company to the Administrative Agent shall become a Subsidiary Borrower on the date that the following conditions precedent shall have been satisfied:
(a)    Counterparts. The Administrative Agent shall have received a Subsidiary Borrower Agreement duly executed by such Subsidiary Borrower substantially in the form of Exhibit I.
(b)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of such Subsidiary Borrower substantially in the form of Exhibit B-2, with appropriate insertions and attachments, including the Memorandum of Association, Articles of Incorporation or other organizational documents for such Subsidiary Borrower certified by the appropriate Governmental Authority of such Subsidiary Borrower’s relevant jurisdiction of organization and the By-laws (or equivalent) for such Subsidiary Borrower and (ii) a certificate of compliance/good standing for such Subsidiary Borrower from its jurisdiction of organization.
(c)    Legal Opinions. The Administrative Agent shall have received an executed legal opinion of counsel to each Subsidiary Borrower in each jurisdiction reasonably requested by the Administrative Agent. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
(d)    USA Patriot Act. For purposes of compliance with the Patriot Act, the Administrative Agent and each Lender shall have received from the Company the following information with respect to such Material Subsidiary at least five Business Days prior to its becoming a Subsidiary Borrower, in the case of any Material Subsidiary that is both a Wholly Owned Subsidiary and a Domestic Subsidiary, and at least ten Business Days prior to its becoming a Subsidiary Borrower, in the case of any other Subsidiary: (i) its full legal name; (ii) the address of its principal place of business; and (iii) if such Material Subsidiary is a Domestic Subsidiary, its United States tax identification number.
(e)    No Objection. The Administrative Agent shall not have received, within ten Business Days after providing notice to the Lenders of any such proposed Subsidiary Borrower, a written objection to the designation of such proposed Subsidiary Borrower from any Lender on the grounds that (i) lending to such proposed Subsidiary Borrower would be illegal for such Lender, (ii) such Lender does not have any applicable license, authority or other governmental approval to conduct business in the applicable jurisdiction or (iii) lending to such proposed Subsidiary Borrower would result in material costs to such Lender that would not otherwise be reimbursed under this Agreement.
(f)    Other Information. The Administrative Agent and each Lender shall have received such other information as it shall have reasonably requested to comply with all applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.
SECTION 6      AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of comprehensive income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year certified by KPMG Audit Plc or other independent certified public accountants of nationally recognized standing; and
(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of comprehensive income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the

Company as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP. Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a third-party website (such as http://sec.gov) or whether sponsored by the Administrative Agent); provided that the Company shall (x) except to the extent that an option to automatically receive an e-mail alert with respect to any applicable document is available at http://investor.aspen.co/EmailNotification(or another readily accessible page on the Company’s website), notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such document and (y) upon written request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and each Lender shall be solely responsible for maintaining its copies of such documents.
6.2    Certificates; Other Information. Furnish to the Administrative Agent (or, in the case of clause (d), to the relevant Lender):
(a)    concurrently with the delivery of any financial statements pursuant to Section 6.1, a certificate of a Responsible Officer of the Company stating that, to the best of such Responsible Officer’s knowledge, each Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and a Compliance Certificate containing all information and calculations necessary for determining compliance by the Company with the provisions of Section 7.1 and Section 7.9 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be;
(b)    within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, a narrative discussion and analysis of the consolidated financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year (it being understood that the delivery of the management’s discussion and analysis of the Form 10-Q containing the financial statements delivered pursuant to Section 6.1 shall satisfy the requirement of this Section 6.2(b));
(c)    within five days after the same are sent, copies of all financial statements and reports that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company files with the SEC;
(d)    promptly, such additional financial and other information regarding the business, operations and financial conditions of the Company or any of its Subsidiaries as any Lender may from time to time reasonably request; and
(e)    promptly following receipt thereof, copies of any documents described in Sections 101(f), 101(k) or 101(l) of ERISA that any Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if any Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, any Borrower and/or any Commonly Controlled Entity shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices to the Administrative Agent (on behalf of each relevant Lender) promptly after receipt thereof.
6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including taxes) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where the failure to pay, discharge or satisfy would not reasonably be expected to have a Material Adverse Effect.
6.4    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect the organizational existence of the Company, each Material Subsidiary and each Insurance Subsidiary and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including all required insurance licenses of each Material Subsidiary, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of each of clauses (i) and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.5    Maintenance of Property; Insurance (a)  Keep all property useful and necessary in the business of the Company, each Material Subsidiary and each Insurance Subsidiary in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all the property of the Company, each Material Subsidiary and each Insurance Subsidiary in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.
6.6    Inspection of Property; Books and Records; Discussions. (a) Keep such books of records and account as are necessary to permit the Company and its Subsidiaries to prepare financial statements that are in conformity with GAAP and that are in compliance with all Requirements of Law relating to the maintenance of financial records (except, in the case of such Requirements of Law, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect) and (b) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that the Company shall have an opportunity to participate in any discussions with any public accountants.
6.7    Notices Promptly give notice to the Administrative Agent and each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any other development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
(d)    if a Borrower has knowledge that the aggregate Secured L/C Obligations of such Borrower exceed the Borrowing Base of such Borrower and the Borrower has not paid or delivered to the Custodian such cash and/or Eligible Securities sufficient to cause the Borrowing Base of such Borrower to be at least equal to the Secured L/C Obligations of such Borrower in accordance with Section 2.5(b).
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.8    Environmental Laws. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, comply with all applicable Environmental Laws.
SECTION 7      NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
7.1    Financial Condition Covenants.
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Company to exceed 35%.
(b)    Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as at any date to be less than the sum of (i) $2,323,100,000, (ii) 25% of Consolidated Net Income during the period from January 1, 2017 to and including such date (if positive) and (iii) 25% of the aggregate Net Cash Proceeds of all issuances by the Company of shares of its Capital Stock during the period from January 1, 2017 to and including such date.
7.2    Indebtedness. With respect to the Company, create, incur, assume or permit to exist any Indebtedness, except for (i) the Obligations and (ii) other Indebtedness that is either pari passu in right of payment with, or subordinated in right of payment to, the Obligations; provided that, at the time of incurrence of such other Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
(a)    With respect to any Subsidiary of the Company, create, incur, assume or permit to exist any Indebtedness, except for:
(i)    Indebtedness of any Borrower pursuant to any Loan Document;
(ii)    Indebtedness of any Group Member to any other Group Member;
(iii)    Guarantee Obligations by any Group Member of obligations of any other Group Member;
(iv)    Indebtedness outstanding on the date hereof and listed on Schedule 7.2(b)(iv) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof, except by an amount equal to any existing commitments or increase options unutilized thereunder);
(v)    Indebtedness (including Capital Lease Obligations) incurred in the ordinary course of business and secured by Liens permitted by Section 7.6(h) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;
(vi)    obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Subsidiary for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Subsidiary, or changes in the value of securities issued by such Subsidiary, and not for purposes of speculation or taking a “market view”;
(vii)    Indebtedness for letters of credit which have been issued on behalf of any Insurance Subsidiary to or for the benefit of reinsurance cedents or insurance clients in the ordinary course of business;
(viii)    Indebtedness of any Subsidiary incurred under securities lending arrangements entered into in the ordinary course of business;
(ix)    Indebtedness incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;
(x)    Indebtedness with respect to any Lien described in Section 7.6(p); provided that such Indebtedness existed at the time the relevant Investment was made and such Indebtedness was not incurred with, as a result of or in contemplation of such Investment;
(xi)    to the extent constituting Indebtedness, any Indebtedness pursuant to overdraft facilities in the ordinary course of business and consistent with past practice; and
(xii)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional Indebtedness incurred in the ordinary course of business not otherwise permitted under this Section 7.2(b) in an aggregate principal amount (for all Subsidiaries) not to exceed 10% of Consolidated Tangible Net Worth at the time of creation, incurrence or assumption, as the case may be.
7.3    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    transactions in the ordinary course of business involving current assets or other assets classified in the Company’s balance sheet as available for sale or trading (as defined in FAS 115), including the disposition in the ordinary course of business of any assets in its investment portfolio;
(b)    the Disposition of obsolete, worn out or surplus property in the ordinary course of business;
(c)    the sale of inventory in the ordinary course of business;
(d)    the license (as licensor) of intellectual property so long as such license does not materially interfere with the business of the Company or any of its Subsidiaries;
(e)    the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;
(f)    the granting or existence of Liens (and foreclosure thereon) not prohibited by this Agreement;
(g)    the lease or sublease of real property so long as such lease or sublease does not materially interfere with the business of the Company or any of its Subsidiaries;
(h)    dividends not prohibited by Section 7.4;
(i)    any ceding of insurance or reinsurance in the ordinary course of business;
(j)    Dispositions permitted by Section 7.10(d)(i);
(k)    the sale or issuance of any Subsidiary’s Capital Stock to any Borrower;
(l)    Dispositions of the equity interests in a Subsidiary to a Wholly Owned Subsidiary of the Company; and
(m)    Dispositions of other property during any fiscal year of the Company having an aggregate fair market value not to exceed 10% of the consolidated assets of the Company and its Subsidiaries as of the last day of the prior fiscal year of the Company;.
7.4    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member (excluding (i) the 7.25% Perpetual Non-Cumulative Preference Shares issued by the Company in April 2012, (ii) the 5.95% Perpetual Non-

Cumulative Preference Shares issued by the Company in May of 2013 and (iii) any other Hybrid Capital), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to any Group Member and (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may make Restricted Payments.
7.5    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    investments in Cash Equivalents;
(c)    investments in securities lending arrangements entered into in the ordinary course of business;
(d)    Guarantee Obligations permitted by Section 7.2;
(e)    loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;
(f)    intercompany Investments by any Group Member in any other Group Member;
(g)    acquisitions of all or substantially all of the Capital Stock or assets of another Person so long as at such time and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom;
(h)    (i) Investments by Insurance Subsidiaries in the ordinary course of business and (ii) Investments by the Company and its Subsidiaries that are not Insurance Subsidiaries in Investments that, if made by an Insurance Subsidiary, would be permitted by clause (i) immediately preceding;
(i)    Investments of any Person at the time such Person becomes a Subsidiary and any modification, replacement, renewal or extension thereof; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;
(j)    Investments listed on Schedule 7.5 hereto;
(k)    Investments in any ILS Entity; and
(l)    in addition to Investments otherwise expressly permitted by this Section, Investments by the Company or any of its Subsidiaries in an aggregate amount during the term of this Agreement (valued at cost, but giving effect to any distributions or returns therefrom) not to exceed 20 % of Consolidated Tangible Net Worth at the time any such Investment is made.
7.6    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)    Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    Liens on assets of any Insurance Subsidiary pledged as collateral for Indebtedness of such Insurance Subsidiary incurred under Section 7.2(b)(vii);
(f)    Liens on assets of any Insurance Subsidiary created to secure obligations of such Insurance Subsidiary in connection with insurance and reinsurance arrangements;
(g)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(h)    Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 7.2(a) or Section 7.2(b)(v) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the aggregate amount of all such Indebtedness of all Subsidiaries does not exceed the limit set forth in Section 7.2(b)(v);
(i)    Liens created pursuant to the Security Documents;
(j)    any interest or title of a lessor under any lease entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
(k)    Liens (including Liens in favor of the Custodian with respect to the Accounts) on cash and securities of any Group Member incurred as part of the management of its investment portfolio in accordance with customary portfolio management practice and not in violation of its investment policy as in effect on the date of this Agreement; provided, however, that, with respect to the Accounts, such Liens shall be permitted only to the extent that the Custodian has agreed to subordinate such Liens as provided in the applicable Collateral Account Control Agreement;
(l)    Liens existing on the date hereof and listed on Schedule 7.6;
(m)    Liens arising in the ordinary course of business on operating accounts maintained by any Group Member in the ordinary course of business securing obligations (other than

Indebtedness) arising in the ordinary course of business in favor of the banks in which such operating accounts are maintained;
(n)    attachments, judgments and similar Liens for sums not exceeding $50,000,000 in the aggregate (excluding any portion thereof covered by insurance as to which the relevant insurance company has acknowledged coverage);
(o)    attachments, judgments and similar Liens for sums of $50,000,000 or more (excluding any portion thereof which is covered by insurance as to which the relevant insurance company has acknowledged coverage), provided that the execution or other enforcement of such Liens is stayed and fully bonded pending appeal;
(p)    any Lien existing on property acquired in connection with an Investment made in connection with Section 7.5, provided that such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;
(q)    restrictions and similar encumbrances created pursuant to Requirements of Law upon the sale or transferability of the Capital Stock of any Insurance Subsidiary and the exercise of any right to control any such Insurance Subsidiary
(r)    Liens securing Swap Contracts of any Subsidiary of the Company;
(s)    Liens securing obligations of the Borrowers under any secured letter of credit facility existing on the Closing Date;
(t)    any extension, renewal or replacement of any Lien permitted by the preceding subparagraphs of this Section 7.6, provided that no additional property (other than a substitution of like property) shall be encumbered thereby and no additional Indebtedness shall be secured thereby unless such additional Indebtedness on such property would have been permitted in connection with the original creation, incurrence or assumption of such Lien; and
(u)    other Liens securing obligations not at any time exceeding 10% of Consolidated Tangible Net Worth in the aggregate for the Company and all Subsidiaries.
For the avoidance of doubt, Liens made pursuant to Section 430(k) of the Code or Section 303(k) of ERISA shall not be permitted Liens.
7.7    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (b) make loans or advances to, or other Investments in, the Company or any other Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.8    Business. Enter into any business, either directly or through any Subsidiary, except for insurance, reinsurance or insurance-related businesses.
7.9    Rating. Permit at any time the rating of any Relevant Subsidiary that is rated by AM Best to have a rating below AM Best financial strength rating B++. For purposes herein, a “Relevant Subsidiary” is any Insurance Subsidiary the total consolidated assets or total consolidated revenues of which exceed 10% of the total consolidated assets or total consolidated revenues, respectively, of the Company and its Subsidiaries at the end of or for, respectively, the then most recently completed fiscal quarter of the Company for which financial statements shall have been made available to the Lenders as required herein.
7.10    Consolidations, Amalgamations, Mergers and Liquidations. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except for (a) the merger or consolidation of any Subsidiary of the Company with or into the Company (provided that the Company shall be the continuing or surviving corporation); (b) the merger or consolidation by any Borrower with or into any other Borrower; (c) the merger or consolidation of any Subsidiary of the Company which is not a Borrower with or into any other Subsidiary of the Company which is not a Borrower or with or into any Borrower (provided that the Borrower is the surviving corporation); (d) the Disposition by any Subsidiary of the Company of any or all of its assets (i) to any Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.3; and (e) the merger or consolidation by any Person (other than as set forth above) with or into the Company or any other Borrower (provided that the Company or such Borrower is the continuing or surviving corporation) so long as at the time of such merger or consolidation and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom.
7.11    Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the applicable Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any other Borrower not involving any other Affiliate and (c) transactions with any ILS Entity.
SECTION 8      EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:
(a)    any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other

Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)    any Borrower shall default in the observance or performance of any agreement contained in Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement; or
(d)    any Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Administrative Agent or the Required Lenders; or
(e)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or
(f)    (i) the Company or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    one or more judgments or decrees shall be entered against any Group Member, and either (x) shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or (y) enforcement proceedings are commenced by any creditor upon such judgment or decree, involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $50,000,000 or more; or
(h)    any Loan Document shall cease, for any reason, to be in full force and effect or any Borrower shall so assert; or
(i)    a Change of Control shall occur; or
(j)    (i) any Single Employer Plan shall fail to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination within the meaning of Section 4041(b) of ERISA), (iv) there shall be a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or a determination that any such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall direct the Collateral Agent to exercise in respect of the Collateral, the rights and remedies under the Security

Documents, subject to the provisions of Section 9.5(b) below. With respect to each Letter of Credit issued on behalf of any Borrower with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, such Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in the currency in which such Letter of Credit is denominated equal to the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in each such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letter of Credit in accordance with the terms and conditions set forth in Section 3, and the unused portion thereof after all Letters of Credit issued on behalf of such Borrower shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of such Borrower hereunder and under the other Loan Documents. After all Letters of Credit of such Borrower shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of such Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to such Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
SECTION 9      THE AGENTS

9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and the Collateral Agent as the agent of such Lender and the Administrative Agent under the Security Agreement, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, as the case may be, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, as applicable, and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, as applicable, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.
The Administrative Agent and each Lender understand and agree that all Liens created by the Security Agreement on the Collateral have been created in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, that all rights to take remedial action with respect to the Collateral under the Security Agreement have been granted to the Collateral Agent and that neither the Administrative Agent nor any Lender has the right to take any such remedial action with respect to the Collateral other than through the Collateral Agent.
9.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in‑fact selected by it with reasonable care.
9.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent the action or omission was performed with gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower party thereto to perform its obligations hereunder or thereunder. The Collateral Agent shall not be liable for any action taken or omitted (i) at the express direction of the Administrative Agent or (ii) with the consent of the Required Lenders, in each case, except to the extent the action or omission directed or consented to was performed with gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower.
9.4    Reliance.      The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
(a)    The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Security Document unless it shall first receive the direction of the Administrative Agent under Section 8 or such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Security Agreement at the direction of the Administrative Agent under Section 8 or in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
9.5    Notice of Default.      The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
(a)    The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from the Administrative Agent, a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall take action with respect to such Default or Event of Default as shall be directed by the Administrative Agent under Section 8, or by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Borrower or any affiliate of a Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower or any affiliate of a Borrower that may come into the possession of the Administrative Agent or the Collateral Agent or any of its respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates.
9.7    Indemnification.      The Lenders agree to indemnify each Agent (other than the Collateral Agent) in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of each Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
(a)    The Lenders agree to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of each Borrower to do so), ratably according to the respective percentages which (i) the Aggregate Exposure of each Lender constitutes of (ii) the Aggregate Exposure of all Lenders in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
9.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
9.9    Successor Administrative Agent and Collateral Agent.
(a)    The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders under this Agreement appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
(b)    The Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Lenders and the Company. In addition, the Company shall have the right (unless a Default or Event of Default shall have occurred and be continuing) to remove the Collateral Agent upon 30 days’ prior written notice to the Administrative Agent. If the Collateral Agent shall resign or be removed as Collateral Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor collateral agent, which successor collateral agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor collateral agent shall succeed to the rights, powers and duties of the Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor collateral agent has accepted appointment as Collateral Agent by the date that is 30 days following a retiring Collateral Agent’s notice of resignation or the Administrative Agent’s receipt of a notice of removal, the retiring Collateral Agent (after consultation with the Company) may appoint a financial institution rated at least ‘A’ by S&P or ‘A’ by Moody’s, as a successor collateral agent, whereupon such successor collateral agent shall succeed to the rights, powers and duties of the Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent effective upon such appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Collateral Agent’s resignation or removal as Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.
(c)    Any resignation by Barclays Bank PLC as Administrative Agent pursuant to this Section 9.9 shall also constitute its resignation as the L/C Administrator. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the L/C Administrator, (b) the retiring L/C Administrator shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Administrator shall issue letters of credit in substitution for the Several Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Administrator to effectively assume the obligations of the retiring L/C Administrator with respect to such Several Letters of Credit.
9.10    Security Document Matters. The Agents, the Lenders, the Issuing Lenders and the Custodian expressly acknowledge and agree that the Security Documents may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Lenders or the Administrative Agent and that no other such Person shall have any right individually to seek to enforce or to enforce the Security

Documents or to realize upon the security to be granted thereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of such Persons upon the terms of the Security Documents.
9.11    Other Agents. The Syndication Agent and the Co-Documentation Agents shall not have any duties or responsibilities hereunder in such capacity.
SECTION 10      GUARANTEE

10.1    Guarantee.      To induce the Lenders to execute and deliver this Agreement and to make the Loans and issue or participate in the Letters of Credit, and in consideration thereof, the Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees and assigns, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of the Subsidiary Borrowers, and the Company further agrees to pay the expenses which may be paid or incurred by the Administrative Agent or the Lenders in collecting any or all of the Obligations and/or enforcing any rights under this Section 10.1 or under the Obligations in accordance with this Section 10.1. The guarantee contained in this Section 10.1 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Company and the successors and assigns thereof, and shall inure to the benefit of the Lenders and their successors and permitted assigns, until the Obligations shall have been satisfied in full and the Loans shall be terminated.
(a)    Anything herein to the contrary notwithstanding, the maximum liability of the Company hereunder shall in no event exceed the amount which can be guaranteed by the Company under applicable federal and state laws relating to the insolvency of debtors.
(b)    The Company agrees to the extent permitted by applicable law that the Obligations may at any time and from time to time exceed the amount of the liability of the Company hereunder without impairing the guarantee contained in this Section 10 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
(c)    The guarantee contained in this Section 10 shall remain in full force and effect until all the Obligations and the obligations of the Company under the guarantee contained in this Section 10 shall have been satisfied by payment in full, all Letters of Credit shall have expired or been terminated and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Obligations.
(d)    No payment made by any Borrower, the Company or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, the Company or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company hereunder which shall, notwithstanding any such payment (other than any payment made by the Company in respect of the Obligations or any payment received or collected from the Company in respect of the Obligations), remain liable for the Obligations until the Obligations are paid in full and the Commitments are terminated.
10.2    No Subrogation. Notwithstanding any payment made by the Company hereunder or any set-off or application of funds of the Company by the Administrative Agent or any Lender, the Company

shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from any Borrower in respect of payments made by the Company hereunder, until all amounts owing to the Administrative Agent and the Lenders by any Borrower on account of the Obligations are paid in full, and Letters of Credit shall have expired or been terminated and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
10.3    Amendments, etc. with respect to the Obligations. The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company and without notice to or further assent by the Company, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the Notes and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 10 or any property subject thereto.
10.4    Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between the Borrowers and the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or the Company with respect to the Obligations. The Company understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any Note, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or the Company) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of the Company under the guarantee contained in this

Section 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Company, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Company of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Company. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
10.5    Reinstatement. The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or the Company or any substantial part of its property, or otherwise, all as though such payments had not been made.
10.6    Payments. The Company hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the applicable currency at the Funding Office.
10.7    Independent Obligations. The obligations of the Company under the guarantee contained in this Section 10 are independent of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against the Company whether or not any Borrower is joined in any such action or actions. The Company waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.
SECTION 11     MISCELLANEOUS

11.1    Amendments and Waivers. None of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Borrower which is a party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent or, as the case may be, the Collateral Agent, and each Borrower which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Agents or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement and the other Loan Documents, release the Company from any of its obligations under Section 10 with respect to any Borrower which has any then outstanding Obligations, amend, modify or waive any provision of Section 5.2(c), or release all or substantially all of the Collateral (other than when permitted under the Loan Documents) or release all or substantially all of the Borrowers from their obligations under the Security Documents, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 11.7 without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.11(a) or (b) without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent and the Collateral Agent; (vii) amend, modify or waive any provision of Section 3 in any manner that is adverse to the interests of any Issuing Lender or the L/C Administrator without the written consent of such Issuing Lender and/or LC Administrator; (viii) amend, modify or waive any provision of Section 2.17, without the consent of each of the Administrative Agent, each Issuing Lender and the L/C Administrator; or (ix) amend or modify (1) the definition of “Borrowing Base” or any defined terms used in such definition or (2) the provisions of any Loan Document with respect to minimum Collateral requirements, in each case, without the written consent of all Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Collateral Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything herein to the contrary, the Collateral Agent (solely in such capacity) shall agree to any amendments, supplements, modifications or waivers as expressly directed by the Administrative Agent, provided that the Collateral Agent need not agree to any such amendment, supplement, modification or waiver that shall affect its rights or duties.
11.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Issuing Lenders and the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Company, the Borrower Representative or any Borrower:	Aspen Insurance Holdings Limited 141 Front Street Hamilton HM 19 Bermuda
Attention: Mark Pickering
Telecopy: 441.297.9235
Telephone:441.295.8201

Administrative Agent:	Christopher M. Aitkin 745 Seventh Avenue, 25th Floor
New York, NY 10019
Telecopy: 212.526.5115
Telephone: 212.320.6564

with a copy to:	Christina Hill
700 Prides Crossing, 2nd Floor
Newark, DE 19713 Telephone: 302.286.1984 WSO Address: 12145455230@TLS.LDSPROD.com

Collateral Agent:	The Bank of New York Mellon 101 Barclay Street, 8W New York, New York 10286
Attention: Nichole Leo
Telecopy: 732.667.9536
Telephone: 412.234.2475
provided that any notice, request or demand to or upon the Company, the Administrative Agent, the Collateral Agent or the Lenders shall not be effective until received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
11.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
11.5    Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Collateral Agent for all its reasonable and documented or invoiced out‑of‑pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented or invoiced fees and disbursements of a single counsel to each of (i) the Administrative Agent and the Syndication Agent and (ii) the Collateral Agent, and such other special or local counsel as the Administrative Agent may deem reasonably necessary (and any additional counsel in the case of a conflict) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent, the Syndication Agent and the Collateral Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Administrative Agent, the Syndication Agent and the Collateral Agent for all its reasonable and documented or invoiced costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of a single counsel to each of (i) the Administrative Agent and the Lenders and (ii) the Collateral Agent, and such other special or local counsel as the Administrative Agent may deem reasonably necessary (and any additional counsel in the case of a conflict), (c) to pay, indemnify, and hold each Lender, the Administrative Agent and the Collateral Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, any L/C Issuer, the Administrative Agent and the Collateral Agent and their respective officers, directors, employees, advisors, affiliates and agents (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (whether brought by a Borrower or any other Person) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or Letters of Credit and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties (provided that such liability was incurred during such time as a Group Member controlled such Properties) and the reasonable documented or invoiced fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Borrower under any Loan Document or Letter of Credit or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or its affiliates. Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution from any Indemnitee or any other rights of recovery from any Indemnitee with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 Business Days after written demand therefor and shall be accompanied by a statement setting forth in reasonable detail the source of such Indemnified Liability and the amount claimed thereunder. Statements payable by the Company pursuant to this Section 11.5 shall be submitted to the Company, at the address of the Company set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
11.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Company, provided that no consent of the Company shall be required for an assignment (1) to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below) or (2) if an Event of Default has occurred and is continuing;
(B)    the Administrative Agent; and
(C)    the Issuing Lenders.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(C)     the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)    no such assignment shall be made to (I) a Borrower or an Affiliate or Subsidiary of a Borrower, (II) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (II), (III) a natural person or (IV) any Person which is a Non-NAIC Approved Bank (unless such Non-NAIC Approved Bank shall have in effect a Limited Fronting Lender Agreement with a Lender which is a NAIC Approved Bank).
For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and each written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of any Borrower, the Company, any Issuing Lender or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.12, 2.13, 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided such Participant shall be subject to Section 11.7 as though it were a Lender.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(e).
(ii)    Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent (solely for tax purposes) of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans and other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender, each Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
Notwithstanding anything else provided herein or otherwise, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Borrower or any other Person (including the identity of any Participant or any information relating to a Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document) except to the extent such disclosure is necessary to establish that the Loans or such other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, provided that any Participant shall only be entitled to the benefits of this Section 11.6(c) if the identity of such Participant has been disclosed to the Company.
(d)    Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto and, provided, further, that nothing in this paragraph (d) shall be deemed to limit in any way the application of Section 11.6(b) to any assignment of the rights or obligations of such Lender under this Agreement resulting from a foreclosure of any such pledge or security interest.

(e)    Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
11.7    Adjustments. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (whether directly from the Borrower, indirectly as a result of payment under the guarantee provided for in Section 10 or from the proceeds of the exercise of any remedies with respect to the Collateral pursuant to the Security Documents or otherwise), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
11.8    Set-off. Upon the occurrence and continuation of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower, as the case may be, or of the Company. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
11.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.11    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
11.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE CHOICE OF GOVERNING LAW HAS BEEN MADE PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
11.13    Submission To Jurisdiction; Waivers. The Company, each other Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided that nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided, however, that nothing contained in this Section 11.13(e) shall limit the Company’s, the other Borrowers’ or the Lenders’ indemnity and reimbursement obligations to the extent set forth in any Loan Document in respect of any third-party claims alleging such special, exemplary, punitive or consequential damages.
11.14    Process Agent. The Company and each other Borrower hereby irrevocably designates, appoints, authorizes and empowers Aspen American Insurance Company, with offices currently located at 590 Madison Avenue, 7th Floor, New York, NY 10022 (the “Process Agent”), as its agent to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought in the United States District Court for the Southern District of New York or the New York Supreme Court, New York County, and any appellate court thereof. Such service may be made by delivering a copy of such process to the Company and the other relevant Borrowers in care of the Process Agent at its address specified above, with a copy delivered to the Company and the other relevant Borrowers in accordance with Section 11.2, and the Company and each other Borrower hereby authorizes and directs the Process Agent to accept such service on its behalf. The appointment of the Process Agent shall be irrevocable until the appointment of a successor Process Agent. The Company and each other Borrower further agrees to promptly appoint a successor Process Agent in New York City (which shall accept such appointment in form and substance satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial Process Agent.
11.15    Currency of Payment. Each payment owing by the Company or any other Borrower hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent or the Collateral Agent (the “Currency of Payment”) at the place specified herein (such requirements are of the essence of this Agreement). If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency at the Spot Selling Rate on the Business Day preceding that on which final judgment is given. The obligations in respect of any sum due hereunder to any Lender or any L/C Issuer shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Lender or L/C Issuer of any sum adjudged to be so due in such other currency, such Lender or L/C Issuer may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. The parties hereto agree that (a) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Lender or L/C Issuer in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, the Company or such other Borrower, as applicable, shall immediately pay the shortfall (in the Currency of Payment) to such Lender or L/C Issuer and (b) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Lender or L/C Issuer, such Lender or L/C Issuer shall promptly pay the excess over to the Company or such other Borrower, as applicable, in the currency and to the extent actually received.
11.16    Releases of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Company having the effect of releasing any Collateral (i) to the extent permitted by the Security Agreement and the applicable Collateral Account Control Agreement or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.
(b)    At such time as all Letters of Credit shall have expired, been terminated or been fully cash collateralized pursuant to Section 8 and the Commitments have been terminated and no Default or Event of Default has occurred and is continuing, the Collateral (other than any such cash collateral) shall cease to secure the Obligations, the Collateral (other than any such cash collateral) shall be released from the Liens created by the Security Agreement, and the Security Agreement and each Collateral Account Control Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Borrower under the Security Agreement and each Collateral Account Control Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.
11.17    Confidentiality. Each of the Administrative Agent, the Collateral Agent and each Lender agrees to keep confidential all non-public information provided to it by any Group Member, the Administrative Agent, the Collateral Agent or any Lender pursuant to or in connection with this Agreement (the “Information”); provided that nothing herein shall prevent the Administrative Agent, the Collateral Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, the Collateral

Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any actual or prospective counterparty (or its related parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (c) to its employees, directors, agents, attorneys, accountants, auditors and other professional advisors or those of any of its affiliates, provided that such parties agree to comply with the provisions of this Section, (d) upon the request or demand of any Governmental Authority (including any stock exchange or other similar organization or self-regulatory body), provided that the Administrative Agent, the Collateral Agent or any Lender, as the case may be, requests confidential treatment of such Information to the extent permitted by law, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided that the Administrative Agent, the Collateral Agent or any Lender, as the case may be, requests confidential treatment of such Information to the extent permitted by law, (f) if requested or required to do so in connection with any litigation or similar proceeding, provided that (1) the Administrative Agent, the Collateral Agent or any Lender, as the case may be, provides the Company with notice of such event promptly upon obtaining knowledge thereof (provided that the Administrative Agent, the Collateral Agent or any Lender, as the case may be, is not legally prohibited by law from giving such notice) so that the Company may seek a protective order or other appropriate remedy and (2) in the event that such protective order or other remedy is not obtained, the Administrative Agent, the Collateral Agent or any Lender, as the case may be, shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature, (g) that has been publicly disclosed other than as a result of (1) disclosure by the Administrative Agent, the Collateral Agent or any Lender in violation of this Agreement or (2) becoming available from a third party which to the knowledge of the Administrative Agent, the Collateral Agent or any Lender, as the case may be, is prohibited from disclosing such information pursuant to a contractual, legal or fiduciary obligation to the Company or a third party, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
11.18    Several Obligations of Borrowers; Company as Agent of Borrowers. (a) The Obligations of each Borrower shall be several in nature.
(b) Each Borrower irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgement, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each other Borrower.
11.19    [Reserved.].
11.20    WAIVERS OF JURY TRIAL. THE COMPANY, EACH OTHER BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.21    No Advisory or Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrowers and their respective Subsidiaries and any Agent, any L/C Issuer or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any L/C Issuer or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the L/C Issuers and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agents, the L/C Issuers and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents, the L/C Issuers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person; (ii) none of the Agents, the L/C Issuers and the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the L/C Issuers and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Agents, the L/C Issuers and the Lenders has any obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agents, the L/C Issuers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.22    USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each such Borrower and other information that will allow such Lender to identify each such Borrower in accordance with the Patriot Act.
11.23    Effect of Restatement. This Agreement amends and restates and supersedes and replaces the Existing Credit Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the obligations under the Existing Credit Agreement as in effect prior to the date hereof; (b) such obligations are in all respects continuing (as amended and restated and superseded and replaced hereby) with only the terms being modified as provided in this Agreement and in the Loan Documents; (c) the Security Agreement and each Collateral Account Control Agreement, as amended as of the date hereof, remain in full force and effect and are hereby ratified and confirmed; (d) all Liens arising under any Loan Document are continuing and in full force and effect and secure the payment of the Secured Letters of Credit; and (e) upon the effectiveness of this Agreement, all letters of credit outstanding under the Existing Credit Agreement will be deemed to be Letters of Credit hereunder and subject to the terms hereof. The Lenders party hereto (constituting the Required Lenders as defined in the Existing Credit Agreement) hereby authorize and direct the Collateral Agent to enter into this Agreement.
11.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the

Write-Down and Conversion Powers of the EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action or any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 12
THE BORROWER REPRESENTATIVE

12.1    Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 12. Additionally, each Borrower hereby appoints, to the extent the Borrower Representative requests any Loan on behalf of such Borrower, the Borrower Representative as its agent to receive all of the proceeds of such Loan, at which time the Borrower Representative shall promptly disburse such Loan to such Borrower. Neither the Agents, the Lenders or the Applicable Issuing Parties and their respective officers, directors, agents or employees, shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.1.
12.2    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
12.3    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

12.4    Notices. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
12.5    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative acceptable to the Administrative Agent. The Administrative Agent shall give notice of such resignation to the Lenders.
12.6    Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Agents, the Applicable Issuing Parties and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
ASPEN INSURANCE HOLDINGS LIMITED, as a Borrower By: /s/ Christopher O’Kane Name: Christopher O’Kane Title: Chief Executive Officer By: /s/ Scott Kirk Name: Scott Kirk Title: Chief Financial Officer
ASPEN BERMUDA LIMITED, as a Borrower By: /s/ Michael Cain Name: Michael Cain Title: Chief Executive Officer

ASPEN INSURANCE UK LIMITED, as a Borrower By: /s/ Karen Green Name: Karen Green Title: Director
ASPEN (UK) HOLDINGS LIMITED, as a Borrower By: /s/ Scott Kirk Name: Scott Kirk Title: Director

ASPEN SPECIALTY INSURANCE COMPANY, as a Borrower By: /s/ Kenneth Cadematori Name: Kenneth Cadematori Title: CFO

ASPEN U.S. HOLDINGS, INC., as a Borrower By: /s/ Kenneth Cadematori Name: Kenneth Cadematori Title: CFO

ASPEN UNDERWRITING LIMITED, as a Borrower By: /s/ Karen Green Name: Karen Green Title: Director

ASPEN AMERICAN INSURANCE COMPANY, as a Borrower By: /s/ Kenneth Cadematori Name: Kenneth Cadematori Title: CFO

BARCLAYS BANK PLC, as Administrative Agent and a Lender By: /s/ Karla K. Maloof Name: Karla K. Maloof Title: Head of Insurance, FIG Corporate Banking-NA Executed in New York

CITIBANK, N.A., as Syndication Agent and a Lender By: /s/ John M. Mcdin Name: John M. Mcdin Title: Managing Director

THE BANK OF NEW YORK MELLON, as Collateral Agent By: /s/ Jose Alcantara Name: Jose Alcantara Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By: /s/ John S. McGill
Name: John S. McGill
Title: Director

THE BANK OF NEW YORK MELLON,
as a Lender

By: /s/ Michael Pensari
Name: Michael Pensari
Title: Managing Director

LLOYDS BANK PLC,
as a Lender

By: /s/ Daven Popat
Name: Daven Popat – P003
Title: Senior Vice President

By: /s/ Erin Walsh
Name: Erin Walsh – W004
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Tenzin Subhar
Name: Tenzin Subhar
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Richard Herder
Name: Richard Herder
Title: Managing Director, Head of North America Insurance Coverage

ANNEX A

PRICING GRID

Debt Rating	Commitment Fee Rate (bps)	Eurodollar Loan Applicable Margin (bps)	ABR Loan Applicable Margin (bps)
≥A/A2	10.0	112.5	12.5
=A-/A3	12.5	125.0	25.0
=BBB+/Baa1	17.5	137.5	37.5
=BBB/Baa2	22.5	150.0	50.0
Any less favorable rating or no rating	27.5	175.0	75.0

For purposes of the Pricing Grid, “Debt Rating” means, as of any date of determination, the long term unsecured senior, non-credit enhanced debt rating of the Company as determined by S&P or Moody’s, as the case may be, provided that if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.
For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Debt Rating shall become effective on the date that is three Business Days after the date on which new ratings are issued by S&P or Moody’s and shall remain in effect until the next change to be effected pursuant to this paragraph.

Schedule 1.1
COMMITMENTS

Lender	Commitment
Barclays Bank PLC	$37,500,000
Citibank, N.A.	$37,500,000
Deutsche Bank AG New York Branch	$27,000,000
The Bank of New York Mellon	$27,000,000
Lloyds Bank plc	$27,000,000
U.S. Bank National Association	$22,000,000
HSBC Bank USA, National Association	$22,000,000
Total	$200,000,000

Schedule 4.13
SUBSIDIARIES

Name	Jurisdiction of Incorporation	Percentage of Capital Stock Owned by any Borrower
Acorn Limited	Bermuda	100% owned by Aspen Insurance Holdings Limited
Blue Waters Insurers, Corp.	Puerto Rico	100% owned by Acorn Limited
Aspen Bermuda Limited*	Bermuda	100% owned by Aspen Insurance Holdings Limited
Aspen Capital Management, Ltd	Bermuda	100% owned by Aspen Insurance Holdings Limited
Peregrine Reinsurance Ltd	Bermuda	100% owned by Aspen Capital Management, Ltd
Aspen Cat Fund Limited	Bermuda	100% owned by Aspen Capital Management Limited
Aspen (UK) Holdings Limited*	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen (US) Holdings Limited	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen Capital Advisors Inc.	U.S. – Delaware	100% owned by Aspen (US) Holdings Limited
Aspen Managing Agency Limited	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen Singapore Pte. Ltd.	Singapore	100% owned by Aspen Managing Agency Limited
Aspen Underwriting Limited*	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen European Holdings Limited	England and Wales	100% owned by Aspen Insurance Holdings Limited
Aspen Insurance UK Limited*	England and Wales	100% owned by Aspen European Holdings Limited
Silverton Re Limited	Bermuda	100% owned by Aspen Insurance Holdings Limited

Name	Jurisdiction of Incorporation	Percentage of Capital Stock Owned by any Borrower
Aspen Insurance UK Services Limited	England and Wales	100% owned by Aspen (UK) Holdings Limited
AIUK Trustees Limited	England and Wales	100% owned by Aspen Insurance UK Services Limited
APJ Continuation Limited	England and Wales	100% owned by Aspen (UK) Holdings Limited
Aspen UK Syndicate Services Limited	England and Wales	100% owned by APJ Continuation Limited
APJ Asset Protection Jersey Limited	Jersey	100% owned by APJ Continuation Limited
Aspen Risk Management Limited	England and Wales	80% owned by Aspen (UK) Holdings Limited 20% owned by employees of Aspen Risk Management Limited
Aspen Recoveries Limited	England and Wales	100% owned by Aspen (UK) Holdings Limited
Aspen U.S. Holdings, Inc.*	U.S. – Delaware	100% owned by Aspen (UK) Holdings Limited
Aspen Insurance U.S. Services Inc.	U.S. – Delaware	100% owned by Aspen U.S. Holdings, Inc.
Aspen Specialty Insurance Company*	U.S. – North Dakota	100% owned by Aspen American Insurance Company
Aspen Re America, Inc.	U.S. – Delaware	100% owned by Aspen U.S. Holdings, Inc.
Aspen Specialty Insurance Solutions, LLC	U.S. – California	100% owned by Aspen U.S. Holdings, Inc.
Aspen Specialty Insurance Management, Inc.	U.S. – Massachusetts	100% owned by Aspen U.S. Holdings, Inc.
Aspen American Insurance Company*	U.S. – Texas	100% owned by Aspen U.S. Holdings, Inc.
AG Logic Holdings, LLC	U.S. – Texas	100% owned by Aspen U.S. Holdings, Inc.
AgriLogic Insurance Services, LLC	U.S. – Texas	100% owned by AG Logic Holdings, LLC

Name	Jurisdiction of Incorporation	Percentage of Capital Stock Owned by any Borrower
AgriLogic Consulting, LLC	U.S. – Texas	100% owned by AG Logic Holdings, LLC
AG Logic Acquisition, LLC	U.S. – North Carolina	100% owned by AG Logic Holdings, LLC
Golden State Crop and Insurance Services, Inc.	U.S. – California	100% AG Logic Acquisition, LLC
Crop Insurance Services, Inc.	U.S. – Oregon	100% AG Logic Acquisition, LLC

* Subsidiary Borrower

Schedule 7.2(b)(iv)
EXISTING INDEBTEDNESS

None.

Schedule 7.5
INVESTMENTS

None.

Schedule 7.6
EXISTING LIENS

None.

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered pursuant to Section 6.2(a) of the Second Amended and Restated Credit Agreement, dated as of March 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein) (together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the Lenders parties thereto, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A. as Syndication Agent, and Barclays Bank PLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The undersigned hereby certifies to the Administrative Agent and the Lenders as follows:
1.I am the duly elected, qualified and acting [_______________]1 of the Company.
2.    I have reviewed and am familiar with the contents of this Certificate.
3.    I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).
4.    Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Sections 7.1 and 7.9 of the Credit Agreement.
5.    To the best of my knowledge, during the accounting period covered by the Financial Statements attached hereto, each Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it[, except as set forth below].
6.    I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

1Insert title of Responsible Officer of the Company signing the certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

By: ____________________________________
Name:
Title:

Date: , 20__

Attachment 1
to Exhibit A
[Attach Financial Statements]

Attachment 2
to Exhibit A
The information described herein is as of ______, 20__,
and pertains to the period from _________, 20__ to ________________ __, 20__.

[Set forth Covenant Calculations]

EXHIBIT B-1
FORM OF CLOSING CERTIFICATE
This Closing Certificate is delivered pursuant to Section 5.1(c)(i) of the Second Amended and Restated Credit Agreement, dated as of March 27, 2017 (the “Credit Agreement”), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein), Barclays Bank PLC, as Administrative Agent, various other agents and various lenders. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.
The undersigned [insert title]1 of the Company hereby certifies to the Administrative Agent and the Lenders as follows:
1.    The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date hereof.
2.    No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans or other extensions of credit to be made on the date hereof and the use of proceeds thereof.
3.    The conditions precedent set forth in Section 5.1(g) of the Credit Agreement were satisfied as of the Closing Date.
4.    There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company as of the date hereof, nor has any other event occurred adversely affecting or threatening the continued existence of the Company.
[Signature follows]

1To be signed by a Responsible Officer.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date first written above.

By: __________________________________
Name:
Title:

EXHIBIT B-2
FORM OF CLOSING CERTIFICATE
This Closing Certificate is delivered pursuant to Section 5.1(c)(i) of the Second Amended and Restated Credit Agreement, dated as of March 27, 2017 (the “Credit Agreement”), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company, the Subsidiary Borrowers (as defined therein), Barclays Bank PLC, as Administrative Agent, various other agents and various lenders. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.
The undersigned Corporate Secretary of [Borrower] (the “Company”) certifies as follows:
1.    Attached hereto as Annex 1 is a true, correct and complete copy of certain resolutions duly adopted by the Board of Directors of the Company on ____________, 2017 authorizing the execution, delivery and performance of the Loan Documents to which the Company is a party and the transactions contemplated thereby; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.
2.    Attached hereto as Annex 2 is a true, correct and complete copy of the [Memorandum of Association] [Articles of Incorporation] of the Company as in effect on the date hereof.
3.    Attached hereto as Annex 3 is a true and complete copy of the By-Laws of the Company as in effect on the date hereof.
4.    The persons whose names, titles and signatures appear on the Incumbency Schedule attached hereto as Annex 4 are authorized representatives of the Company, holding the positions indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such persons, and each such person is duly authorized to execute and deliver on behalf of the Company each Loan Document to which the Company is a party and any certificate or other document to be delivered by the Company pursuant thereto.

IN WITNESS WHEREOF, the undersigned has executed the Closing Certificate as of the date first written above.

Name:
Title:    Corporate Secretary

I, _____________________, the duly elected ___________________ of the Company, hereby certify as of the date first written above that _________________ is the duly elected Corporate Secretary of the Company and, as such, is authorized to execute this Certificate on behalf of the Company and that the signature appearing above is such person’s true and genuine signature.

______________________________
Name:
Title:

ANNEX 1
Resolutions

ANNEX 2
[Memorandum of Association] [Articles of Incorporation]

ANNEX 3
By-Laws

ANNEX 4

Incumbency Schedule

Name	Office	Signature
_______________________	_____________________	_______________________
_______________________	_____________________	_______________________
_______________________	_____________________	_______________________
_______________________	_____________________	_______________________

EXHIBIT C
FORM OF ASSIGNMENT AND ASSUMPTION
Reference is made to the Second Amended and Restated Credit Agreement, dated as of March 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein) (together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the Lenders parties thereto, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
1.    The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor's rights and obligations under the Credit Agreement.
2.    The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company, any of its Subsidiaries or any other obligor or the performance or observance by the Company, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Credit Agreement, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
3.    The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligation pursuant to Section 2.13(e) of the Credit Agreement.
4.    The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued prior to the Effective Date and to the Assignee for amounts which accrue subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]
6.    From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.
7.    This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Assumption

Name of Assignor: _______________________
Name of Assignee: _______________________
Effective Date of Assignment: _________________
Commitment Amount Assigned:        $____________
Loans Assigned: $____________
L/C Obligations Assigned: $____________

[Name of Assignee]	[Name of Assignor]
By:	By:
Title:	Title:
Accepted:	Consented To:*

BARCLAYS BANK PLC, as Administrative Agent	ASPEN HOLDINGS INSURANCE LIMITED
By:	By:
Title: Executed in New York	Title:
BARCLAYS BANK PLC, as Administrative Agent
By:
Title: Executed in New York

[NAME OF ISSUING LENDER], as Issuing Lender
By: Title:

* Please refer to Section 11.6(b) of the Credit Agreement to determine if Borrower’s, Administrative Agent’s and/or the Issuing Lenders’ consent is required.

EXHIBIT D-1
FORM OF LEGAL OPINION OF MAYER BROWN LLP
[Intentionally Omitted]

EXHIBIT D-2
FORM OF LEGAL OPINION OF APPLEBY (BERMUDA) LIMITED
[Intentionally Omitted]

EXHIBIT E-1

FORM OF EXEMPTION CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to the Second Amended and Restated Credit Agreement, dated as of March 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein) (together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the Lenders parties thereto, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
______________________ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.13(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:
1.    The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.
2.    The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:
(a)    the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
(b)    the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
3.    The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;
4.    The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code; and
5.     The income from the Loans held by the Non-U.S. Lender is not effectively connected with the conduct of a trade or business within the United States.
The Non-U.S. Lender has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the Non-U.S. Lender agrees that (1) if the information provided on this certificate changes, the Non-U.S. Lender shall promptly so inform the Borrower and the Administrative Agent and (2) the Non-U.S. Lender shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the Non-U.S. Lender, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.
[NAME OF NON-U.S. LENDER]
By:
Name:
Title:

Date: ____________________

EXHIBIT E-2
FORM OF EXEMPTION CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is made to the Second Amended and Restated Credit Agreement, dated as of March 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein) (together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the Lenders parties thereto, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
______________________ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.13(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:
1.    The Non-U.S. Lender is the sole record owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate and its partners/members are the sole beneficial owners of such Loans or the obligations evidenced by Note(s).
2.    Neither the Non-U.S. Lender nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:
(a)    neither the Non-U.S. Lender nor its partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and
(b)    neither the Non-U.S. Lender nor its partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
3.    Neither the Non-U.S. Lender nor any of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;
4.    Neither the Non-U.S. Lender nor any of its partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code; and
5.    The income from the Loans held by the Non-U.S. Lender is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Lender or its partners/members.
The Non-U.S. Lender has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the Non-U.S. Lender agrees that (1) if the information provided on this certificate changes, the Non-U.S. Lender shall promptly so inform the Borrower and the Administrative Agent and (2) the Non-U.S. Lender shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the Non-U.S. Lender, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.
[NAME OF NON-U.S. LENDER]
By:
Name:
Title:

Date: ____________________

EXHIBIT F
FORM OF COMPANY NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
$____________    New York, New York
________ __, 20___

FOR VALUE RECEIVED, the undersigned, ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda exempted limited liability company (the “Company”), hereby unconditionally promises to pay to the order of ____________________ (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Termination Date as to the Loans evidenced hereby, the principal amount of (a) ________ DOLLARS ($_____), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Company pursuant to Section 2.1 of the Credit Agreement. The Company further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.8 of the Credit Agreement.
The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type, and amount of the Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Company in respect of the Loan.
This Note (a) is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of March 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers (as defined in the Credit Agreement), the Lenders parties thereto, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.
Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note may be declared to be or may otherwise become, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
ASPEN INSURANCE HOLDINGS LIMITED
By:
Name:
Title:

Schedule A
to Company Note
LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B
to Company Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G
FORM OF SUBSIDIARY BORROWER NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.
$____________    New York, New York
________ __, 20___

FOR VALUE RECEIVED, the undersigned, [NAME OF SUBSIDIARY BORROWER], a __________ [corporation] [limited liability company] [limited partnership] [exempt limited liability corporation] (the “Borrower”), hereby unconditionally promises to pay to the order of ____________________ (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Termination Date as to the Loans evidenced hereby, the principal amount of (a) ________ DOLLARS ($_____), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.8 of the Credit Agreement.
The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type, and amount of the Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Loan.
This Note (a) is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of March 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers (as defined in the Credit Agreement), the Lenders parties thereto, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for the nature and extent of the guarantees, the terms and conditions upon which each guarantee was granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note may be declared to be or may otherwise become, immediately due and payable, all as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[NAME OF SUBSIDIARY BORROWER]
By:
Name:
Title:

Schedule A
to Subsidiary Borrower Note
LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B
to Subsidiary Borrower Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT H
FORM OF NOTICE OF CONVERSION/CONTINUATION
Date:

To:
Barclays Bank PLC, as Administrative Agent for the Lenders parties to the Second Amended and Restated Credit Agreement dated as of March 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein) (together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the Lenders parties thereto, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Administrative Agent.

Ladies and Gentlemen:
The undersigned, Aspen Insurance Holdings Limited, refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:
1.     The conversion/continuation date is , 20__ (the “Conversion/Continuation Date”).
2.     The aggregate amount of the Loans to be [converted] [continued] is $              .
3.     The Loans are to be [converted into] [continued as] [Eurodollar] [ABR] Loans.
4.     [If applicable:] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be [     days] [     months].
[The undersigned hereby certifies that the following statement is true on the date hereof, and will be true on the proposed Conversion/Continuation Date: no Default or Event of Default has occurred and is continuing.1]
ASPEN INSURANCE HOLDINGS LIMITED

By:___________________________
Name:
Title:

1To be included for conversions of ABR Loans into Eurodollar Loans.

EXHIBIT I
FORM OF SUBSIDIARY BORROWER AGREEMENT
SUBSIDIARY BORROWER AGREEMENT, dated as of ____________, __ 20__, made by ______________________________, a ______________ [corporation] [limited liability company] [limited partnership] [exempt limited liability corporation] (the “Additional Subsidiary Borrower”), in favor of Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (the “Lenders”) parties to the Second Amended and Restated Credit Agreement referred to below. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
W I T N E S S E T H :
WHEREAS, Aspen Insurance Holdings Limited (the “Company”), the Subsidiary Borrowers, the Lenders, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Administrative Agent, have entered into a Second Amended and Restated Credit Agreement, dated as of March 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Credit Agreement permits the Additional Subsidiary Borrower to become a Subsidiary Borrower pursuant to the terms and conditions of the Credit Agreement; and
WHEREAS, the Additional Subsidiary Borrower has agreed to execute and deliver this Subsidiary Borrower Agreement in order to become a Subsidiary Borrower under the Credit Agreement;
NOW, THEREFORE, IT IS AGREED:
SECTION 13      Credit Agreement. Subject to the satisfaction of each of the conditions set forth in subsection 5.3 of the Credit Agreement, by executing and delivering this Subsidiary Borrower Agreement, the Additional Subsidiary Borrower hereby becomes a Subsidiary Borrower under the Credit Agreement with the same force and effect as if originally named therein as a Subsidiary Borrower and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Subsidiary Borrower thereunder.
SECTION 14      Representations and Warranties. The Company hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Credit Agreement is true and correct on and as of the date hereof (after giving effect to this Subsidiary Borrower Agreement) as if made on and as of such date (except where such representation and warranty speaks of a specific date in which case such representation and warranty shall be true and correct as of such date).
SECTION 15      Governing Law. THIS SUBSIDIARY BORROWER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Subsidiary Borrower Agreement to be duly executed and delivered as of the date first above written.
[ADDITIONAL SUBSIDIARY BORROWER]
By:___________________________
    Name:
    Title:

ASPEN INSURANCE HOLDINGS LIMITED
By:___________________________
    Name:
    Title:

EXHIBIT J

FORM OF
COMMITMENT INCREASE SUPPLEMENT
COMMITMENT INCREASE SUPPLEMENT, dated _________________ (this “Supplement”), to the Second Amended and Restated Credit Agreement dated as of March 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein) (together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the Lenders parties thereto, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
W I T N E S S E T H:
WHEREAS, pursuant to Section 2.1(b) of the Credit Agreement, the Borrowers have the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;
WHEREAS, the Borrowers have given notice to the Administrative Agent and the Issuing Lenders of their intention to increase the Total Commitments pursuant to Sections 2.1(b) and (c) of the Credit Agreement; and
WHEREAS, pursuant to Sections 2.1(b) and (c) of the Credit Agreement, the undersigned Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Borrowers, the Administrative Agent and the Issuing Lenders a supplement to the Credit Agreement in substantially the form of this Supplement;
NOW THEREFORE, each of the parties hereto hereby agrees as follows:
1.The undersigned Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $________, thereby making the aggregate amount of its Commitment equal to $_______________.
2.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
3.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF INCREASING LENDER]

By:	________________________________ Name: Title:

Accepted and agreed to, for the Borrowers, as of the date first written above:
ASPEN INSURANCE HOLDINGS LIMITED
By:____________________________
Name:
Title:

Acknowledged and agreed to as of the date first written above:
BARCLAYS BANK PLC, as
Administrative Agent
By:____________________________
Name:
Title:
Executed in New York

Acknowledged and agreed to as of the date first written above:
[INSERT NAMES OF ISSUING LENDERS]
By:____________________________
Name:
Title:

EXHIBIT K
FORM OF
NEW LENDER SUPPLEMENT
NEW LENDER SUPPLEMENT, dated as of _______ ___, _____ (this “Supplement”), to the Second Amended and Restated Credit Agreement, dated as of March 27, 2017, as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein) (together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the Lenders parties thereto, The Bank of New York Mellon, as Collateral Agent, Citibank, N.A., as Syndication Agent, and Barclays Bank PLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
W I T N E S S E T H:
WHEREAS, the Credit Agreement provides in Section 2.1(b) thereof that with the consent of the Administrative Agent and the Issuing Lenders (which consents shall not be unreasonably withheld or delayed), the Borrowers and any New Lender may agree that such New Lender shall establish a new Commitment and become a party to the Credit Agreement by executing and delivering to the Borrowers, the Administrative Agent and the Issuing Lenders a supplement to the Credit Agreement in substantially the form attached as Exhibit K thereto; and
WHEREAS, the undersigned desires to establish a new Commitment in the amount set forth herein and become a party to the Credit Agreement upon the terms and conditions set forth therein and herein;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    From and after the Effective Date (as defined in paragraph 3 below) the undersigned shall be a party to and be bound by the provisions of the Credit Agreement as a Lender thereunder with an incremental Commitment of $_________, and shall perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender (including, without limitation, its obligations pursuant to Section 2.13(e) of the Credit Agreement) to the same extent as if originally a party thereto.
2.    The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; and (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.

3.    This Supplement shall be effective as of ____________ __, ____ (the “Effective Date”).
4.    The undersigned has delivered to the Administrative Agent an administrative questionnaire.
5.    This Supplement shall be governed by and construed in accordance with the laws of the State of New York.
6.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF NEW LENDER]

By:
Name:
Title:

Accepted and agreed to, for the Borrowers, as of the first date written above:

ASPEN INSURANCE HOLDINGS LIMITED
By:    ____________________________
    Name:
Title:

Acknowledged and agreed to as of the first date written above:

BARCLAYS BANK PLC, as Administrative Agent

By:    ____________________________
Name:
Title:
Executed in New York

Acknowledged and agreed to as of the date first written above:
[INSERT NAMES OF ISSUING LENDERS]
By:____________________________
Name:
Title:

EXHIBIT L

[FORM OF] SEVERAL LETTER OF CREDIT

FOR INTERNAL IDENTIFICATION PURPOSES ONLY
(Does not affect terms of Letter of Credit or Bank’s obligations thereunder)
Issue Date: __________, 20__
Expiry Date: __________, 20__
L/C No. [________]
Amount: $______________ (_____________________________________________)4
Accountholder/Applicant: [________________]    5
         [________________]
         [________________]
Date:_______________

IRREVOCABLE CLEAN                 ISSUE DATE _________________
LETTER OF CREDIT NO. _________
To:    [BENEFICIARY]6
    [_____________]
    [_____________]
    [_____________]
We, the issuing banks listed below (hereinafter referred to individually as a “Letter of Credit Bank,” and collectively, the “Letter of Credit Banks”), hereby establish this clean, irrevocable and unconditional Letter of Credit in your favor as Beneficiary for drawing up to an aggregate amount of $__________ ( the “Letter of Credit Commitment”) effective immediately. This Letter of Credit shall expire with the close of business of the L/C Administrator (defined below) on ___________. Except when the Letter of Credit Commitment is increased or amended to reflect a change in Commitment Share or Letter of Credit Bank as set forth in the last paragraph hereof, this Letter of Credit cannot be modified or revoked without the consent of the Beneficiary.
[The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any such liquidator, rehabilitator, receiver or conservator. Drawings by any liquidator, rehabilitator, receiver or conservator shall be for the benefit of all the Beneficiary's policyholders.]7

4 Insert initial amount of the Letter of Credit
5 Insert name of party for whom Letter of Credit will be issued.
6 Insert full name and address of the Beneficiary.
7 Insert if Letter of Credit is being issued to back a reinsurance policy and such language is required by the applicable insurance regulator. Additional changes to the letter of credit to reflect regulatory requirements will be inserted if necessary.

The maximum liability of each Letter of Credit Bank with respect to any demand for payment made hereunder shall be its Commitment Share of the amount of such demand for payment, as follows:

LETTER OF CREDIT BANK	COMMITMENT SHARE	MAXIMUM SHARE OF LETTER OF CREDIT COMMITMENT
[Lender]	____________%	$
[Lender]	____________%	$
[Lender]	____________%	$

TOTAL              100%             $
The obligations of the Letter of Credit Banks hereunder are several and not joint, and no Letter of Credit Bank shall be responsible or otherwise liable for the failure of any other Letter of Credit Bank to perform its obligations hereunder, nor shall the failure of any Letter of Credit Bank to perform its obligations under this Letter of Credit relieve any other Letter of Credit Bank of its obligations hereunder.
Subject to the further provisions of this Letter of Credit, demands for payment may be made by the Beneficiary by presentation to Barclays Bank PLC, as agent (in such capacity, the “L/C Administrator”) of a sight draft drawn on the L/C Administrator indicating the Letter of Credit No. ______, for all or any part of this Letter of Credit at the L/C Administrator's office located at Barclays Bank PLC, New York Branch, 745 Seventh Avenue, New York, NY 10019, Attn: Letters of Credit Dept / Dawn Townsend, xraletterofcredit@barclays.com, on or before the expiration date hereof [or any automatically extended expiry date]8.
We the Letter of Credit Banks listed herein hereby undertake to promptly honor all of a Beneficiary’s demands for payment hereunder upon delivery of the sight draft as specified to the L/C Administrator’s aforesaid office.
Except as expressly stated herein, this undertaking is not subject to any agreement, requirement or qualification. The obligations of each Letter of Credit Bank under this Letter of Credit is the individual obligation of such Letter of Credit Bank and is in no way contingent upon reimbursement with respect thereto, or upon its ability to perfect any lien, security interest or any other reimbursement.
Upon payment to you by the Letter of Credit Bank of its Commitment Share of the drawing amount specified in a demand presented hereunder, a Letter of Credit Bank shall be fully discharged of its obligation under this Letter of Credit to the extent of its Commitment Share of such demand and such Letter of Credit Bank shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such demand.
[This Letter of Credit shall be deemed automatically extended without amendment for
8 Delete if not inserting automatic extension provision.

one year from the expiration date hereof or any future expiration date unless at least [__] days prior to such expiration date, the L/C Administrator notifies you by Registered Mail or overnight courier service that this Letter of Credit will not be extended for any such additional period.]9
[This Letter of Credit is subject to and governed by the Laws of the State of New York and the [1993] [2007] revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication [500][600]), and in the event of any conflict, the Laws of the State of New York will control. If this Letter of Credit expires during an interruption of business as described in [Article 17 of said Publication 500][Article 36 of said Publication 600], the bank hereby specifically agrees to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business.] [This Letter of Credit is subject to and governed by the law(s) of the State of New York, and the International Standby Practices 98 (ISP98) (International Chamber of Commerce Publication No. 590). In the event of any conflict, the laws of the State of New York will control.]10
This Letter of Credit may be amended to delete a Letter of Credit Bank or add a Letter of Credit Bank, or change Commitment Shares, provided that such amendment does not decrease the Letter of Credit Commitment, and need only be signed by the L/C Administrator (and, for the avoidance of doubt, without the consent of the Beneficiary) so long as any Letter of Credit Bank added shall be approved by the Securities Valuation Office of the National Association of Insurance Commissioners and shall have a rating of “A3” or better from Moody’s and/or “A” or better from Standard and Poor's.
Very truly yours,

[BARCLAYS BANK PLC], as L/C Administrator

By:___________________________________
Name:
Title:
Executed in New York

9 Insert if auto-extension is applicable
10 Insert UCP 500 or UCP 600 if required by an insurance regulator, otherwise ISP 98 should be used.

EXHIBIT M
FORM OF REVOLVING LOAN BORROWING REQUEST

Date: ________, ____
To: Barclays Bank PLC,
as Administrative Agent
745 Seventh Avenue, 25th Floor
New York, NY 10019
Attention: Christopher M. Aitkin
Telephone: 212.320.6564

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of March 27, 2017 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein) (together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the Lenders parties thereto, Barclays Bank PLC, as Administrative Agent, and the other parties thereto.
The undersigned Borrower hereby requests a borrowing of Loans, as follows:
1.    In the aggregate amount of $________.
2.    On ________, 20__ (a Business Day).
3.    Comprised of [ABR] [Eurodollar] Loans.

[4.     With an Interest Period of ___ months.]1
[4][5].    The Borrower’s account to which funds are to be disbursed is:
Account Number: __________
        Location:_________________
This Borrowing Request and the borrowing requested herein comply with the (x) first three sentences of Section 2.2 and (y) Section 5.2 of the Agreement.
[NAME OF BORROWER]
By: ___________________________
Name:
Title:

1Insert if a Eurodollar Rate Borrowing.

EXHIBIT N

FORM OF PREPAYMENT NOTICE

Date: _______, ____
To: Barclays Bank PLC,
as Administrative Agent
745 Seventh Avenue, 25th Floor
New York, NY 10019
Attention: Christopher M. Aitkin
Telephone: 212.320.6564

Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement dated as of March 27, 2017 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Aspen Insurance Holdings Limited, a Bermuda exempted limited liability company (the “Company”), the Subsidiary Borrowers (as defined therein) (together with the Company, collectively, the “Borrowers” and individually, a “Borrower”), the Lenders parties thereto, Barclays Bank PLC, as Administrative Agent, and the other parties thereto.
This Prepayment Notice is delivered to you pursuant to Section 2.5 of the Agreement. The undersigned Borrower hereby gives notice of a prepayment of Loans as follows:
1.    (select Type(s) of Loans)
ABR Loans in the aggregate principal amount of $________.
Eurodollar Loans with an Interest Period ending ______, 20__ in the aggregate principal amount of $________.
2.    On __________, 20__ (a Business Day).
This Prepayment Notice complies with the first and fourth sentences of Section 2.5(a) of the Agreement.
[NAME OF BORROWER]
By: ___________________
Name:
Title: